UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

KENNAMETAL INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KENNAMETAL INC.
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231

Notice of Annual Meeting of Shareowners
to be held October 27, 2009

To the Shareowners of Kennametal Inc.:

The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Quentin C. McKenna Technology Center, located at the company’s executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 27, 2009 at 2:00 p.m. (Eastern Time) to consider and act upon the following matters:

1. The election of the three directors nominated by the Board of Directors for terms to expire in 2012; and

2. The ratification of the selection of the independent registered public accounting firm for the fiscal year ending June 30, 2010.

Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Wednesday, August 26, 2009 as the record date. Only shareowners of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport. Additionally, shareowners holding stock in brokerage accounts (“street name” holders) must bring a copy of a brokerage statement reflecting stock ownership as of the record date to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, or vote by telephone or via the Internet as instructed on the enclosed form of proxy, to ensure your shares are voted at the Annual Meeting.

By Order of the Board of Directors

David W. Greenfield
Secretary

September 10, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD
OCTOBER 27, 2009

This proxy statement and the annual report are available for viewing at
http:///bnymellon.mobular.net/bnymellon/kmt

Proxy Statement for Kennametal Inc. Annual Meeting of Shareowners

October 27, 2009

General Information

When is the 2009 annual meeting?

The 2009 annual meeting will be held on Tuesday, October 27, 2009 at 2:00 p.m. (Eastern Time) at the Quentin C. McKenna Technology Center, located at our executive offices at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania.

When was this Proxy Statement mailed to shareowners?

This proxy statement was first mailed to shareowners on or about September 10, 2009.

Why did I receive this Proxy Statement?

The Board of Directors of Kennametal Inc. (“we,” “us,” “Kennametal” or the “company”) is soliciting proxies to be voted at the annual meeting of shareowners (the “annual meeting”) to be held on October 27, 2009, and at any adjournment of the annual meeting. When we ask for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

What will the shareowners vote on at the annual meeting?

Two items:

•	The election of the three directors nominated by our Board of Directors (with terms to expire in 2012)

•	The ratification of the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm (the “independent auditors”), for the fiscal year ending June 30, 2010

Will there be any other items of business on the agenda?

We do not expect any other items of business; however, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Shareowners as of the close of business on Wednesday, August 26, 2009 (the “record date”) may vote at the annual meeting. For matters other than the election of directors (for which you are permitted to cumulate votes) you have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareowner of record

•	held for you in an account with a broker, bank, or other nominee

•	attributed to your account in a company-sponsored 401(k) plan

What constitutes a quorum?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 81,338,347 shares of company common stock were issued and outstanding. Abstentions and broker non-votes (which are explained below) will be counted for purposes of determining a quorum, but will not be counted as votes cast.

How many votes are required for the approval of each item?

There are different vote requirements for the proposals.

•	The three nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	The ratification of the selection of the auditors will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted either for or against the proposal.

Explanation of “Broker Non-votes.”  If your shares are held by a broker (in street name), the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of the selection of the auditors, which are considered “routine” matters, the broker may vote your shares in its discretion. The broker does not have the discretion to vote your shares for “non-routine” matters; if you do not provide instructions, the broker may not vote your shares on a non-routine proposal at all. When that happens, it is called a “broker non-vote.” We do not have any non-routine matters in the 2009 proxy statement.

How do I vote by proxy?

If you are a shareowner of record, you may vote your proxy by any one of the following methods.

•	By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners.

•	By telephone. You may vote by telephone by dialing 1-866-540-5760. Follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on October 26, 2009.

•	By Internet. You may vote online at http://www.proxyvoting.com/kmt. Follow the instructions on the enclosed proxy card. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on October 26, 2009.

•	Voting In Person. If you are a shareowner of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, by telephone, or on the Internet even if you plan to attend the meeting.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and on the Internet.

How do I vote my shares in the 401(k) plan?

You may instruct the plan trustee on how to vote your shares in the 401(k) plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. You will receive the voting instruction card from the plan trustee in the mail.

How can I revoke a proxy or change my vote?

You have the right to revoke your proxy at any time before the meeting by (1) notifying our Secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet or by mail. If you are a shareowner of record, you may also revoke your proxy by voting in person at the meeting.

How will the named proxies vote my shares?

The shares represented by all properly executed proxies received by the Secretary prior to the meeting and not revoked will be voted. If you specify a voting choice on the form of proxy (or the proxy given by telephone or via the Internet), the shares will be voted in accordance with that choice. If you return your signed proxy but do not indicate your voting preferences, the named proxies will vote on your behalf for the election of the nominees for director listed below and for the ratification of the selection of the independent auditor.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all of your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who tabulates the votes?

The votes are tabulated by BNY Mellon Shareowner Services, which acts as an independent inspector of election.

What should I do if I want to attend the annual meeting?

If you plan to attend the annual meeting, you must present valid picture identification, such as a driver’s license or passport. If you hold your shares in a brokerage account, you must also bring a copy of a brokerage statement reflecting stock ownership as of the record date to be admitted to the annual meeting. Please do not bring cameras, recording equipment, electronic devices, large bags, briefcases or packages with you. You will be asked to check in with our security personnel and none of these items will be permitted in the annual meeting.

If you have questions about directions, admittance or parking, you may call 724-539-5000.

Can I view the Proxy Statement and Annual Report electronically?

Yes. Copies of this proxy statement and the 2009 Annual Report to Shareowners are available free of charge for electronic (online) access and viewing at http:///bnymellon.mobular.net/bnymellon/kmt.

You may also view the proxy statement and annual report free of charge on our website at www.kennametal.com in the “Investor Relations” section under the “SEC Filings” tab.

What is “householding”?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Shareowners who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. Beneficial shareowners can request information about householding from their banks, brokers, or other holders of record.

What if I want to receive a copy of the annual report and proxy statement?

You may call our Secretary at 724-539-6578 or write to Kennametal Inc., Attention: Secretary, 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231:

•	If you participate in householding and wish to receive a separate copy of the 2009 annual report and proxy statement, or

•	If you do not participate in householding, but would like a print copy of either the 2009 annual report or proxy statement, or

•	If you wish to receive separate copies of future annual reports and proxy statements.

We will deliver the requested documents to you promptly upon your request.

How do I contact the company or the Board of Directors?

The address of our principal executive offices is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

You can send written communications to any of the members of our Board, addressed to:

Kennametal Inc.
c/o Corporate Secretary
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231.

All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.

What are the procedures for submitting a shareowner proposal or nomination for the 2010 annual meeting?

We expect to hold our 2010 annual meeting in October 2010. If a shareowner wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by May 13, 2010. Proposals should be addressed to our Secretary at Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231. Proposals must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the company’s By-Laws.

In addition, our By-Laws provide that any shareowner wishing to propose any other business at the 2010 annual meeting must give the company written notice no earlier than May 1, 2010 and no later than July 1, 2010. That notice must provide certain other information as described in the By-Laws.

Shareowner nominations for directors to be elected at the 2010 annual meeting must be submitted to the Secretary in writing no earlier than May 1, 2010 and no later than July 1, 2010. The By-Laws contain certain requirements for the information that must be provided in any shareowner nomination, including information about the nominee and the nominating shareowner. Please see “Committee Functions — Nominating/Corporate Governance Committee” under the “Board of Directors and Board Committees” section of this proxy statement for additional information regarding shareowner nominations to be considered by the Nominating/Corporate Governance Committee.

Any shareowner may obtain a copy of the By-Laws or any of our corporate governance materials by submitting a written request to the Secretary at Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

Who pays for the solicitation of proxies?

Kennametal pays all costs related to the company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile, or the Internet. We have retained the services of Morrow & Co., Inc. to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the company. We will pay all fees and expenses of Morrow in connection with the solicitation; we do not expect those fees and expenses to exceed $35,000. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareowners and obtaining their votes.

Fiscal Year.

Kennametal’s fiscal year begins each year on July 1 and ends on the following June 30. Any reference to a “year” in this Proxy Statement is to a fiscal year. For example, references to “2009” mean the fiscal year beginning July 1, 2008 and ending June 30, 2009.

Stock Split.

Where applicable, the figures presented in this proxy statement have been adjusted to reflect the 2-for-1 stock split effected by the company on December 18, 2007.

ELECTION OF DIRECTORS

Proposal I. Election of Directors

Three of our currently standing directors, Ronald M. DeFeo, William R. Newlin, and Lawrence W. Stranghoener, have been nominated by our Board of Directors and each is standing for re-election to serve as a director of the Second Class with a term that will expire in 2012. The table below provides additional information about each nominee and each director whose term of office will continue after the 2009 annual meeting.

Our Board of Directors selected the persons named in the enclosed proxy (the “named proxies”) to act as proxies for the annual meeting. The named proxies have advised the Board that, unless authority is withheld, they will vote the shares represented by them for the election of the nominees named above. Each of the nominees has indicated his willingness to serve as a director. If, at the time of the meeting, any of the nominees is not available to serve as a director (a situation we do not anticipate), the Board may nominate another person in the nominee’s stead. In that unlikely event, the named proxies intend to vote the shares represented by them for such other person or persons as may be nominated by the Board.

Kennametal shareowners have cumulative voting rights in the election of directors. When voting for directors, you may multiply the total number of shares that you are entitled to vote by the number of directors to be elected in a class. You may then cast the whole number of votes for one nominee or distribute them among the nominees as desired. If you’ve given voting instructions to a proxy, that person will follow your instructions. If you have not otherwise instructed the proxy as to cumulative voting, the proxy will have the discretion to exercise cumulative voting rights. Directors are elected by a plurality of votes cast; this means that the three individuals who receive the largest number of votes cast will be elected as Directors of the Second Class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations

Nominees for Directors of the Second Class With a Term to Expire in 2012

RONALD M. DEFEO Director since 2001
Age: 57
Chairman of the Board of Terex Corporation (a global manufacturer of equipment for the construction and mining industries) since March 1998; Chief Executive Officer of Terex Corporation since March 1995; President of Terex Corporation from October 1993 through December 2006.

WILLIAM R. NEWLIN Director since 1982
Age: 68
Chairman of Newlin Investment Company LLC (a private investment firm) since April 2007. Chairman of Plextronics, Inc. (a private international technology company specializing in printed solar, lighting and other electronics) since May 2008, director since June 2005. Formerly, Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, Inc. (a sporting goods retailer) from October 2003 to March 2007; Chairman and Chief Executive Officer of Buchanan Ingersoll Professional Corporation (now Buchanan Ingersoll & Rooney PC, a law firm) from September 1980 to October 2003. Director of ArvinMeritor, Inc. and Calgon Carbon Corporation.

LAWRENCE W. STRANGHOENER Director since 2003
Age: 55
Executive Vice President and Chief Financial Officer of The Mosaic Company (a crop nutrition company) since September 2004. Formerly, Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a financial services company) and its predecessor organization from January 2001 to September 2004.

Directors of the Third Class Whose Term Will Expire in 2010

CARLOS M. CARDOSO Director since 2006
Age: 51
Chairman of the Board of Directors of the company since January 2008; President and Chief Executive Officer since January 2006; Executive Vice President and Chief Operating Officer from January 2005 to December 2005; Vice President and President, Metalworking Solutions and Services Group, from April 2003 to December 2004. Formerly, President, Pump Division, Flowserve Corporation (a manufacturer / provider of flow management products and services) from August 2001 to March 2003; Vice President and General Manager, Engine Systems and Accessories, of Honeywell International, Inc., (a diversified technology and manufacturing company, formerly Allied Signal, Inc.) from March 1999 to August 2001. Director of The Stanley Works.

Name, Age and Year	Principal Occupation and Directorships of
First Elected(1)	Other Publicly Traded Corporations

A. PETER HELD Director since 1995
Age: 65
Retired, having served as President of Cooper Tools, a division of Cooper Industries, Inc. (a manufacturer and marketer of industrial power tools and related systems and services) from 1992 to 2003.

LARRY D. YOST Director since 1987
Age: 71
Lead Director of the company since January 2008. Formerly, Chairman of the Board of Directors of the company from January 2007 to December 2007. Retired, having served as Chairman and Chief Executive Officer of ArvinMeritor, Inc. (a provider of components for vehicles) from August 2000 to August 2004; Chairman and Chief Executive Officer of Meritor Automotive Inc. from May 1997 to July 2000. Director of Intermec, Inc.

Directors of the First Class Whose Term Will Expire in 2011

PHILIP A. DUR Director since 2006
Age: 65
Retired, having served as Corporate Vice President and President, Ship Systems Sector of Northrop Grumman Corporation (a global defense company) from October 2001 to December 2005; Vice President, Program Operations, Electronic Sensors and Systems Sector from December 1999 to September 2000; Vice President, Domestic and International Program Development from September 2000 to September 2001.

TIMOTHY R. MCLEVISH Director since 2004
Age: 54
Executive Vice President and Chief Financial Officer of Kraft Foods Inc. (a food and beverage company) since October 2007. Formerly, Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited (a diversified industrial company) from May 2002 to August 2007; Executive Vice President of MeadWestvaco Corporation (a diversified manufacturing company) from January 2002 to March 2002; Vice President and Chief Financial Officer of Mead Corporation (a forest products company) from December 1999 to January 2002.

STEVEN H. WUNNING Director since 2005
Age: 58
Group President and Executive Office member of Caterpillar Inc. (a global manufacturer of construction, mining, and industrial equipment) since January 2004; Corporate Vice President of Caterpillar Inc. from November 1998 to January 2004.

(1)	Each current director has served continuously since he was first elected.

ETHICS AND CORPORATE GOVERNANCE

Code of Business Ethics and Conduct

All directors, officers and employees of the company, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, must strictly adhere to our Code of Business Ethics and Conduct.

The Code of Business Ethics and Conduct is designed to:

•	proactively promote ethical behavior;

•	protect our valued reputation and the reputations of our directors, officers and employees;

•	assist all employees to act as good corporate citizens around the world; and

•	continue to demonstrate that we, and the individuals we employ, can be successful while maintaining the values which have served us well over the years.

We view violations of the Code very seriously. Personal consequences for violations can be severe and can include termination and/or legal action. Directors, officers and employees who know of or suspect a violation of the Code must report the matter to us promptly. Any of these individuals can report a concern or potential violation of the Code:

•	in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

•	by calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

The Code of Business Ethics and Conduct is posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Company Profile” tab. We will disclose any future amendments to the Code that relate to our directors or executive officers on our website, as well as any waivers of the Code that relate to directors and executive officers.

Corporate Governance Guidelines

Our Board of Directors adopted the Kennametal Inc. Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level.

A complete copy of the Guidelines is available on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Company Profile” tab. You may also request a copy in paper form from our Secretary. Any changes to the Guidelines in the future will also be posted on our website.

The following summary provides highlights of the Guidelines and related matters:

Selection of New Director Candidates

•	Board nominees are identified, screened and recommended by the Nominating/Corporate Governance Committee and approved by the full Board. The Nominating/Corporate Governance Committee will consider any director candidate nominated by a shareowner in accordance with our By-Laws and applicable law. For further information on shareowner nominating procedures, please refer to the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2010 annual meeting?” under the “General Information” section of this proxy statement.

•	In 2009, the Nominating/Corporate Governance Committee did not engage the services of a third party search firm to assist the committee in the identification and evaluation of potential director candidates.

Board Membership Criteria

•	Directors are selected on the basis of independence, integrity, diversity, experience, sound judgment in areas relevant to our businesses, and willingness to commit sufficient time to the Board.

•	Board members are expected to ensure that other existing and planned future commitments do not materially interfere with service as a director.

Board Composition and Independence

•	A majority of Board members must qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”) and the requirements of any other applicable regulatory authority.

•	Only those directors who the Board affirmatively determines have no material relationship with the company, either directly or indirectly, will be considered independent directors. The Board’s determination is based on the standards for independence under the rules of the NYSE and those of any other applicable regulatory authority, and also on additional qualifications set forth in the Guidelines regarding:

•	Indebtedness of the director, or immediate family members or affiliates of the director, to the company;

•	Indebtedness of the company to affiliates of the director; and

•	A director’s relationships with charitable organizations.

•	In June and July 2009, our management compiled and summarized directors’ responses to a questionnaire asking about their relationships with the company (and those of their immediate family members) and other potential conflicts of interest. This information, along with material provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors was presented to the Nominating/Corporate Governance Committee for its review and consideration. The committee determined that none of our non-employee directors, all of whom are listed below, has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his independence. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the committee (in addition to those listed above) in reaching its determination. The committee presented its findings to the Board at its July 2009 meeting. Based upon the conclusions and recommendation of the committee, the Board determined that all non-employee directors are independent, and that all of the members of the Audit, Compensation, and Nominating/Corporate Governance Committees also meet the independence tests referenced above.

Name	Independent	Transactions/Relationships/Arrangements Considered

Ronald M. DeFeo	Yes	Commercial relationships between Terex Corporation and its subsidiaries and Kennametal Inc. (Kennametal as supplier) — immaterial
Philip A. Dur	Yes	None

A. Peter Held	Yes	None
Timothy R. McLevish	Yes	None

William R. Newlin	Yes	None
Lawrence W. Stranghoener	Yes	None

Steven H. Wunning	Yes	Commercial relationships between Caterpillar Inc. and Kennametal Inc. (Kennametal as supplier) — immaterial
Larry D. Yost	Yes	None

Outside Board Membership

•	Management directors are required to seek and obtain the approval of the Board before accepting outside board memberships.

Retirement Age

•	Unless otherwise determined by the Nominating/Corporate Governance Committee due to special circumstances, no director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy-three (73) or older at the time of election or appointment.

Conflicts of Interest

•	Directors must avoid any action, position or interest that conflicts with an interest of the company, or gives the appearance of conflict. We solicit information annually from directors in order to monitor potential conflicts of interest. Any potential conflict of interest is promptly brought to the attention of the Board for evaluation.

Directors Orientation and Continuing Education

•	Each new director must participate in the company’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.

•	Directors are encouraged to participate in continuing education programs.

Board Compensation

•	In accordance with our Stock Ownership Guidelines (which are applicable to our directors and officers and are described in the “Compensation Discussion and Analysis” section of this proxy statement), a meaningful portion of director compensation is required to be in the company’s stock or deferred stock credits to further the direct correlation of directors’ and shareowners’ economic interests.

•	Directors who serve on the Audit Committee do not receive any compensation from us other than director fees (including fees paid for service on Board committees).

•	Directors who are employees do not receive additional cash compensation for service as a director.

Lead Director

•	Under certain circumstances, the Board may designate a Lead Director to provide additional leadership and guidance to the Board.

•	If the Board has designated a Lead Director, that director presides over executive sessions of the non-employee directors and acts as the liaison between the non-employee directors and the Chairman and Chief Executive Officer as to matters emanating from these executive sessions.

•	Larry D. Yost currently serves as the Lead Director.

Selection of Agenda Items for Board Meetings

•	Agendas for Board and committee meetings are established in consultation with Board members and management. Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.

Distribution of Board Materials

•	A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.

Executive Sessions of the Board/Communications with Directors

•	Non-employee directors meet privately in regularly scheduled executive sessions without the presence of any management. The Lead Director presides over these executive sessions.

•	Any party desiring to communicate with the Lead Director or non-employee directors individually or as a group may do so by:

•	sending correspondence directed to the company’s Secretary. The address can be found in the “General Information” section of this proxy statement in the response to the question “How do I contact the Company or the Board of Directors?”

•	calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

Any interested party may also communicate with the Chairman or any director by methods indicated above. All communications regarding our company will be forwarded to the appropriate director or directors as soon as practicable.

Board Access to Management and Independent Advisors

•	Board members have complete access to management and the company’s outside advisors.

•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.

Assessing the Performance of the Board

•	The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/Corporate Governance Committee oversees this assessment.

Board Committees

•	The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance.

•	Only independent directors serve on the Audit, Compensation and Nominating/Corporate Governance Committees. Directors serving on the Audit Committee must also meet the additional independence and financial literacy qualifications, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.

•	Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “Company Profile” tab.

•	Each committee is led by a Chair, who is appointed by the Board annually, based upon the recommendation of the Nominating/Corporate Governance Committee.

•	Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken. The Chair of each committee also regularly reports at Board meetings on committee matters.

Board of Director Review and Approval of Related Person Transactions

•	The Board is responsible for the review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the company’s outstanding stock). The Nominating/Corporate Governance Committee assists the Board with the evaluation of any of these transactions.

•	The Board and/or the Nominating/Corporate Governance Committee must review any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Board and/or the Nominating/Corporate Governance Committee is guided by the following parameters when considering any transaction with a related person:

•	Related person transactions must be approved by the Board or the Nominating/Corporate Governance Committee, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the Board or the Nominating/Corporate Governance Committee will consider all relevant factors, including, as applicable: (a) the company’s business rationale for entering into the transaction; (b) the alternatives to entering into a related person transaction; (c) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (d) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (e) the overall fairness of the transaction to the company; and (f) if a director is involved in the transaction, whether or not the approval of the transaction would impact his or her status as independent.

•	The Nominating/Corporate Governance Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction. The Nominating/Corporate Governance Committee will also periodically report at Board meetings on related person transaction matters to assure that the Board remains fully apprised of topics discussed and actions taken.

•	Procedures for review, approval and monitoring of related person transactions are set forth in our Corporate Governance Guidelines and include the following:

•	Management or the affected director or executive officer must bring the matter to the attention of the Chairman, the Lead Director, if any, the Chair of the Nominating/Corporate Governance Committee or the Secretary.

•	The Chairman will determine whether the matter should be considered by the Board or by the Nominating/Corporate Governance Committee. If the Chairman is involved in the transaction and a Lead Director has been designated, then the Lead Director shall make the determination. If no Lead Director has been designated, the Chairman shall consult with the Chairs of the standing committees to determine whether the matter should be reviewed by the full Board or by the Nominating/Corporate Governance Committee.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified, amended or terminated as promptly as practicable after proper review.

Formal Evaluation of the Chief Executive Officer

•	The Compensation Committee annually evaluates the overall performance of the Chief Executive Officer.

•	The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. For additional information about the Compensation Committee’s evaluation of the Chief Executive Officer, as well as how the evaluation is related to compensation decisions, please see the discussion in the “Compensation Discussion and Analysis” section of this proxy statement.

Succession Planning

•	Each year, the Chief Executive Officer delivers a report on succession planning to the Board, which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.

Review of the Guidelines and Code of Business Ethics and Conduct

•	The Nominating/Corporate Governance Committee annually reviews the Guidelines and the Code of Business Ethics and Conduct and recommends any changes to the Board.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Meeting Information

The Board of Directors held 11 meetings during 2009. Each director attended at least 75% of the total number of meetings of the Board and the committees on which he serves. We expect our directors to attend our Annual Meeting of Shareowners absent exceptional circumstances. All of the members of the Board of Directors attended the Annual Meeting in October 2008.

The table below shows committee membership and the number of meetings of the full Board and each committee in 2009.

Nominating/
Corporate
	Board	Audit	Compensation	Governance

Carlos M. Cardoso	Chair
Ronald M. DeFeo(1)(2)	X		X	Chair
Philip A. Dur	X		X	X
A. Peter Held	X	X	X
Timothy R. McLevish	X	X		X
William R. Newlin(1)	X		Chair	X
Lawrence W. Stranghoener	X	Chair	X
Steven H. Wunning	X	X	X
Larry D. Yost(2)	X			X
No. of Meetings Fiscal Year 2009	11	8	5	4

(1)	Effective October 21, 2008, Mr. DeFeo stepped down as the Chair of the Compensation Committee and Mr. Newlin assumed the Chairmanship of that Committee.

(2)	Effective October 21, 2008, Mr. Yost stepped down as the Chair of the Nominating/Corporate Governance Committee and Mr. DeFeo assumed the Chairmanship of that Committee.

Board Committees

The Board has three standing committees: Audit, Compensation and Nominating/Corporate Governance. Each member of these committees is independent under the NYSE’s listing standards, U.S. Securities and Exchange Commission (“SEC”) regulations and the standards set forth in the Corporate Governance Guidelines discussed above.

Each committee has a written charter, which details its duties and responsibilities. The committee charters are posted on our website at www.kennametal.com on the “Corporate Governance” page, which can be found under the “Company Profile” tab.

Each committee performs an annual self-evaluation, using the roles and responsibilities outlined in the committee charter as a foundation for the review and evaluation. The Nominating/Corporate Governance Committee reviews and considers the results of each committee self-evaluation. The Chair of each committee also reports the results of the committee’s self-evaluation to the full Board.

Committee Functions

Audit Committee:  The Audit Committee assists the Board in overseeing the company’s financial reporting process. You can find additional information about the functions of the Audit Committee under the “Audit Committee Report” section of this proxy statement. The Board has determined that all of the members of the Audit Committee are “financially literate,” and that Mr. Stranghoener and Mr. McLevish each qualify as an “audit committee financial expert” as that term is defined by SEC regulations.

Compensation Committee:  The Compensation Committee’s functions include: recommending an overall compensation policy to the Board; having direct responsibility for matters relating to compensation of our executive officers; advising the Board regarding management succession; and the administration of our equity compensation plans and deferred compensation plans. You can find additional information about the Compensation Committee’s functions and processes in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation:  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be disclosed in this proxy statement.

Nominating/Corporate Governance Committee:  The Nominating/Corporate Governance Committee’s functions include: ensuring that the Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board; having direct responsibility for matters relating to compensation of our directors; and recommending directors for committee membership. The committee also takes a leadership role in shaping the company’s corporate governance.

The Nominating/Corporate Governance Committee will evaluate shareowner nominees on the same basis as all other nominees. For further information on shareowner nominating procedures, please refer to the response to the question “What are the procedures for submitting a shareowner proposal or nomination for the 2009 annual meeting?” under the “General Information” section of this proxy statement.

Board of Directors Compensation and Benefits

The Board has delegated primary responsibility for matters relating to compensation of our directors to the Nominating/Corporate Governance Committee. Prior to 2007, this responsibility resided with the Compensation Committee. In 2007, the charter for the Nominating/Corporate Governance Committee was amended to include as one of the committee’s primary functions responsibility for director compensation. Because the committee is also responsible for the recruitment of new directors and ensuring that the Board and committees are properly constituted, it was the sense of the Board and the committee that compensation matters for directors should also reside with the committee. The committee recommends the overall compensation structure for directors to the Board for full review and approval.

Committee Review of Director Compensation

The committee reviews director compensation on a regular basis. Historically, the committee responsible for director compensation matters has undertaken a comprehensive review of our director compensation program no less than once every two years. The Nominating/Corporate Governance Committee has the authority to retain outside advisors in connection with its review and analysis of director compensation matters.

Equity Ownership by Directors

The committee believes that directors should hold meaningful equity ownership positions in the company. Accordingly, a significant portion of overall director compensation is in the form of company equity, as shown in the “Overview of Director Compensation” section below. For additional information, see the discussion of “Stock Ownership Guidelines” in the “Compensation Discussion and Analysis” section.

Overview of Director Compensation

We do not pay any additional cash compensation to management employees who serve as directors. In addition, no director who is employed by the company may serve on any committee. Currently, Mr. Cardoso, who serves as the Chairman of the Board, is the only employee of the company that serves as a director. All elements of compensation for Mr. Cardoso are included in the 2009 Summary Compensation Table and the related text and compensation tables. Our non-employee directors receive a combination of cash and equity compensation for their services as a director or committee member.

Cash Compensation for Non-Employee Directors

In 2009, we provided our non-employee directors with the following cash compensation:

Annual Cash Retainer(1)
Lead Director	$54,500
All Other Non-Employee Directors	$34,500
Annual Cash Stipend for Committee Chairman(1)
Audit Committee	$16,500
Compensation Committee	$13,500
Nominating/Corporate Governance Committee	$13,500
Annual Cash Stipend for Committee Service (other than as Chairman)(1)
Audit Committee	$9,900
Compensation Committee	$8,000
Nominating/Corporate Governance Committee	$8,000

(1)	Cash portions of directors’ fees are paid quarterly.

In April 2009, our non-employee directors voluntarily reduced their cash compensation for Board service by fifteen percent to demonstrate their commitment to and support of our efforts to reduce costs and strengthen performance. The reduction became effective at the beginning of our 2010 fiscal year on July 1, 2009 and will remain in effect until the salaries of our executive officers, which have also been reduced, are reinstated to previous levels.

Equity Compensation

Equity compensation for our non-employee directors consists of:

Annual Grant of Restricted Stock, Restricted Stock Units or Deferred Stock Credits
All Non-Employee Directors	$40,000
Stock Options	One-time grant of 14,000 shares upon election to Board of Directors; annual grant of 7,000 shares thereafter.

In 2009, the Compensation Committee approved a transition to the issuance of restricted stock units for annual grants to participating employees under our Long-Term Incentive Programs. The Nominating/Corporate Governance Committee has also transitioned to the issuance of restricted stock units for annual grants to our non-employee directors beginning with the annual grant cycle for fiscal 2010 grants, which occurred in August 2009.

Perquisites and Personal Benefits

All non-employee directors receive $50,000 of life insurance coverage, which is paid for by the company. In addition, directors receive tax reimbursements for income imputed to them for the premiums we pay for this insurance. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings.

Deferred Fee Plan

We have a Deferred Fee Plan for Non-Employee Directors (the “Deferred Fee Plan”). On an annual basis, our non-employee directors may elect to defer payment of any Board or committee compensation to a later time (with interest at a rate of prime minus 2%). In addition, under the Directors Stock Incentive Plan (described below), any non-employee director may elect to receive stock credits (representing shares of our common stock) with respect to all or a portion of any compensation deferred under the Deferred Fee Plan. Dividend equivalents are credited to the account of any director who has elected to receive stock credits. Dividend equivalents are calculated at the same rate as the current dividend; there is no preferential or above-market earnings potential for deferrals into stock credits. The Deferred Fee Plan is currently unfunded. In the event of a change in control, we would fund the deferred payments by a transfer of cash into a deferred compensation trust (a so-called “Rabbi Trust”), administered by an independent trustee.

Directors Stock Incentive Plan

Under the Directors Stock Incentive Plan, in addition to the deferral opportunity described above, any non-employee director may elect to receive shares of our common stock in lieu of all or a portion of any Board or committee compensation that is not deferred pursuant to the Deferred Fee Plan. The Directors Stock Incentive Plan is described in more detail in the “Equity Compensation Plans” discussion under the subheading “Other Stock and Incentive Plans.”

Matching Gifts Program

Directors are eligible to participate in our Matching Gifts Program, which is also generally available to all U.S. employees. Under the program, the Kennametal Foundation will match gifts to qualified institutions on a dollar-for-dollar basis up to $5,000 per calendar year.

2009 Director Compensation

The following table shows the compensation we paid to our non-employee directors for service on the Board and applicable committees in 2009:

2009 Non-Employee Director Compensation(1)

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(2)	($)(3)(4)	($)(4)(5)	($)(6)	($)

Ronald M. DeFeo	56,018	40,000	50,658	189	146,865
Philip A. Dur	50,500	40,019	50,658	308	141,485

A. Peter Held	52,400	40,019	50,658	554	143,631
Timothy R. McLevish	52,415	40,000	50,658	102	143,174

William R. Newlin	53,250	40,019	50,658	2,054	145,981
Lawrence W. Stranghoener	59,000	40,019	50,658	5,895	155,572

Steven H. Wunning	52,425	40,000	50,658	5,116	148,199
Larry D. Yost	65,250	40,000	50,658	189	156,097

(1)	On August 1, 2008, each non-employee director received (i) a grant of restricted stock with a grant date fair value of $40,019 (rounded to the nearest whole share for those who elected to receive shares of restricted stock)

or deferred stock credits amounting to $40,000 (for those who elected to defer their restricted stock awards into deferred stock credits), and (ii) a grant of 7,000 stock options with a grant date fair value of $50,658. Restricted stock and stock option awards vest 33% per year for three years beginning on the first anniversary of the grant date. Deferred stock credits may not be paid until the third anniversary of the grant. For each director, the aggregate number of option awards (outstanding) and stock awards (unvested) at fiscal year end is shown in the following table:

		Aggregate
		Unvested Stock	Aggregate
		Awards	Deferred Unvested
	Aggregate Options	Outstanding	Stock Awards
	Outstanding at	at Fiscal Year	Outstanding at
Name	Fiscal Year End	End(a)	Fiscal Year End(b)

Ronald M. DeFeo	81,000	1,176	1,385
Philip A. Dur	35,000	2,528	—
A. Peter Held	76,200	2,036	1,554
Timothy R. McLevish	48,000	—	—
William R. Newlin	137,000	2,528	—
Lawrence W. Stranghoener	66,000	2,528	—
Steven H. Wunning	39,000	—	4,003
Larry D. Yost	93,000	—	4,003

(a)	Represents unvested restricted stock.

(b)	Represents restricted stock that has been deferred into deferred stock credits and has not yet vested.

(2)	Our directors may elect to receive these fees in cash, in shares of our capital stock, or in deferred stock credits.

(3)	For their 2009 annual grants, our directors could elect to receive shares of restricted stock or deferred stock credits. If they elected to receive shares of restricted stock, we issued shares roughly equal to $40,000 rounded to the next whole share. We do not issue partial shares. We pay dividends on unvested restricted stock shares during the restriction period, but the dividends are not preferential. For those directors who elected to defer their restricted stock awards into deferred stock credits, their accounts were credited with exactly $40,000. These deferred stock credit accounts are credited quarterly with dividend equivalents, but again, these are not preferential.

(4)	These amounts reflect the compensation expense recognized for financial statement reporting purposes for 2009, in accordance with FAS 123R, for restricted stock awards and stock option awards and include amounts from awards granted in 2009 as well as prior fiscal years. For the assumptions used in calculating the amounts under FAS 123R, please see footnotes 1 and 2 to the 2009 Summary Compensation Table. For those of our directors who have deferred their restricted stock awards into deferred stock credits, we record additional compensation expense related to the deferrals. Those amounts are included under the “Stock Awards” column where applicable. Restricted stock and stock option awards are granted using the same procedure for timing and price as is used for employees. For more information, see the discussion under “Equity Incentives” in the “Compensation Discussion and Analysis” section.

(5)	The exercise price for each award is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

(6)	These amounts consist of premiums paid by the company for life insurance and tax reimbursements for income imputed to the directors for these premiums. For Messrs. Newlin, Stranghoener and Wunning, the amounts also include donations made by us on behalf of the directors to charitable organizations under the Matching Gifts Program described above.

AUDIT COMMITTEE REPORT

Functions of the Audit Committee

The Audit Committee (“we” or the “committee”) assists the Board in its oversight of: the quality and integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the performance, qualifications and independence of the company’s Independent Registered Public Accounting Firm (“auditors”); and the performance of the internal audit function. We have the sole authority to appoint, retain, terminate and replace the company’s auditors, subject to shareowner ratification with respect to retention at the next regularly scheduled Annual Meeting of Shareowners. We perform an annual self-assessment to evaluate the composition, activities and interactions of the committee and submit the results of the self-assessment to both the Nominating/Corporate Governance Committee and the Board.

Responsibilities

Management is responsible for the company’s financial reporting process and system of internal controls, and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The auditors are responsible for planning and carrying out an audit of the financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report on that audit. Our responsibility is to provide oversight to these processes. We do not certify the financial statements or guarantee the auditor’s report. To fulfill our oversight role, we rely (without independent verification) on the information provided to us, the representations made by management and the auditors and the report of the auditors.

Complaints

Anyone, including any company employee, who has a complaint or concern regarding the company’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the committee:

•	in writing directed to the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231

•	by calling the company’s toll-free HELPLINE (1-877-781-7319). The HELPLINE is accessible twenty-four (24) hours a day. Concerned persons can utilize the HELPLINE on a confidential and anonymous basis.

Monitoring Activities in 2009

We held eight (8) meetings in 2009. During these meetings, we discussed with management, the internal auditors and the company’s auditors, PricewaterhouseCoopers LLP (“PwC”) (to the extent applicable), the quality and adequacy of the company’s internal control over financial reporting, the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. We also reviewed with both PwC and the internal auditors their respective audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. We reviewed the interim financial information contained in each quarterly earnings announcement and each Form 10-Q filed with the SEC in 2009 and discussed this information with PwC and with the company’s Chief Financial Officer and Corporate Controller prior to release. We also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2009 prior to release.

The discussions with PwC included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communication with audit committees. We received from PwC written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning their independence, and discussed with PwC their independence.

Based on these reviews and these meetings, discussions and reports, we have recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC. We have retained PwC as the company’s auditor for the fiscal year ending June 30, 2010, subject to shareowner ratification at the 2009 Annual Meeting of Shareowners.

Audit Committee

Lawrence W. Stranghoener, Chair
A. Peter Held
Timothy R. McLevish
Steven H. Wunning

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal II. Ratification of The Selection of the Independent Registered Public Accounting Firm

The Audit Committee has retained PricewaterhouseCoopers LLP (“PwC”) as the company’s Independent Registered Public Accounting Firm (“auditors”) for the fiscal year ending June 30, 2010. As a matter of good corporate practice, the Audit Committee is submitting its selection to our shareowners for ratification at the annual meeting. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the company’s auditors for the fiscal year ending June 30, 2010. In the event that this selection is not ratified by the shareowners, the Audit Committee will consider this vote in determining its future selection of an auditor. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the company and its shareowners.

Representatives of PwC attended all meetings of the Audit Committee held during 2009. The Audit Committee reviewed the non-audit services provided by PwC in 2009 and, based on that review, determined that the non-audit services provided by PwC were compatible with maintaining the independence of PwC.

Representatives of PwC will attend the Annual Meeting, and will have the opportunity to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.

Fees and Services

Fees for professional services (including expense) rendered by PwC to the company and its subsidiaries in 2008 and 2009 were as follows (in millions):

	2008	2009

Audit Fees(1)	$4.6	$4.5
Audit-Related Fees	—	—
Tax Fees(2)	0.2	0.1
All Other Fees	—	—
TOTAL	$4.8	$4.6

(1)	These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. Also included are fees for services related to the audit of the company’s internal control over financial reporting.

(2)	These fees relate primarily to tax compliance services, tax planning advice, and tax audit assistance.

Audit Committee Pre-Approval Policy

The Audit Committee annually adopts a policy for pre-approval of audit and non-audit services to be provided by the auditors. Under the policy, the Audit Committee pre-approves categories of services and fee caps for each category. The pre-approved services include: (i) audit services, such as statutory audits and internal control-related services, services associated with regulatory filings and consultations regarding disclosure treatment of certain transactions or events; (ii) audit-related services, such as due diligence and accounting consultations; (iii) tax services, such as tax compliance (domestic and international), and tax planning and advice; and (iv) other permissible non-audit services that the Audit Committee believes will not impair the auditor’s independence. The Audit Committee must specifically pre-approve the terms of the annual audit services engagement. All other audit and permissible non-audit services not specifically covered by the policy, and any proposed services which materially exceed the pre-approved fee levels, require separate specific pre-approval by the Audit Committee. The Audit Committee may delegate specific engagement pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must present any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The policy requires the auditor to provide the Audit Committee with detailed supporting documentation regarding the specific services to be provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PwC AS THE COMPANY’S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Summary

Our fiscal 2009 presented significant challenges for Kennametal, but it also created new opportunities. Fiscal 2008 was a powerful year for us; we generated record sales, record adjusted earnings per share, and record adjusted return on invested capital. As a result, we entered 2009 with strong momentum and focus on the continued execution of our long-term business strategy. In the first quarter of 2009, our business generated strong results and we achieved new records for sales when compared to the same quarter in previous years. The building uncertainty in the global economic and political climates, however, coupled with the global crises in the financial and equities markets in the fourth calendar quarter of 2008 (our second fiscal quarter) profoundly affected our business and results of operations for the remainder of 2009. As the recession continued to deepen and expand, our business, like those of other global industrial manufacturers, experienced a sharp decline. Customer demand sharply deteriorated, our sales levels declined year over year, and our financial performance reflected the weakness in the end markets we serve.

We confronted these challenges quickly and decisively. In 2008, we announced plans for certain restructuring and cost control actions that we believe will build a stronger, leaner, and more efficient business model for us. In 2009, we accelerated some of those actions, and we took additional actions designed to keep our business expenses commensurate with our sales and revenue generation, and to pave the way for future growth. Our responses included:

•	Implementing additional restructuring and cost control activities designed to permanently remove an estimated $125 million in fixed expenses

•	Reducing our global headcount

•	Divesting non-core businesses, including our high speed steel drills business and the related assets and product lines

•	Streamlining our product portfolio and our manufacturing footprint and processes

Throughout the year, and despite the difficult macro environment, we continued to focus on the execution of our long-term business strategies. We furthered our efforts to diversify our product portfolio, end markets, and the geographic regions we serve. We aggressively reduced operating costs to position us for growth during the recovery and in the future. We reiterated our strong cultural focus on lean manufacturing and processes throughout our entire organization. These initiatives, together with sharp focus on our cash flow and liquidity, enabled us to accomplish some significant objectives. They included:

•	Generating 43 percent of revenues from new products

•	Securing 37 new patents

•	Significantly reducing our product SKUs and leveraging the strength of our product portfolio

•	Generating $192 million in operating cash flow

Our Compensation Committee (the “committee”) considered all of these challenges and achievements when it made compensation decisions for 2009. Throughout the year, the committee continued to monitor the effectiveness of the company’s compensation policies and programs, including the pay-for-performance aspects of those programs. Our compensation programs are designed to balance objective factors, including long- and short-term company and business unit performance and market data with respect to compensation, and subjective factors, primarily individual performance, and to correlate those factors with compensation levels and decisions. The link between pay and performance is reflected in many of the outcomes of 2009 compensation for our executive officers (“executives”). The most significant decisions for 2009 include:

•	An average reduction in base salary of 8% over 2008 levels for our named executive officers (“named executives”), largely due to four mandatory furlough weeks for each of them (one per month) from March through June of 2009

•	No payout of calculated bonuses under the Prime Bonus Plan

•	A sharply reduced payout of our 2007-2009 LTIP cash awards (25.3% of target value), due to the steep decline in sales and operating results we experienced in fiscal 2009

•	Special recognition awards for three of our named executives

Additionally, the committee continued to collaborate with management to implement changes or revisions as appropriate given the economic climate and current and anticipated affects on our business. In fiscal 2009, and at its July 2009 meeting, which is at the beginning of our fiscal 2010, the committee approved certain changes to our executive compensation programs for 2010. These changes, which are detailed throughout this Compensation Discussion and Analysis where appropriate and will be described in further detail in our 2010 Proxy Statement, include:

•	Reducing by 15% the base salaries for 2010 for all executive officers, with the exception of Mr. Weismann, whose position and responsibilities were expanded in 2009

•	Suspending merit increases for 2010

•	Eliminating the cash LTIP awards for the 2010-2012 three-year cycle

•	Revising the structure of our annual incentive program, the Prime Bonus

Executive Compensation Philosophy

The committee has primary responsibility for the oversight and administration of our executive compensation program. The committee works with its outside consultant and members of management to collect and analyze relevant data during the compensation decision-making process, but it is the committee that ultimately oversees and approves all compensation matters regarding our executives, including our named executives. The committee makes compensation decisions based upon Kennametal’s executive compensation philosophy, which is founded on the following basic principles:

•	Pay for Performance. Executive compensation should be tied to both individual performance and company performance (annual and long-term).

•	Place a Significant Portion of Compensation At-Risk. As our executives progress to higher levels of responsibility in the company, a greater proportion of their overall compensation should be linked directly to company performance and shareowner returns.

•	Promote a Long-Term Perspective. Our compensation programs should promote the long-term focus and strategic vision required for our future growth and success.

•	Offer Competitive Compensation. We believe that highly qualified and skilled executives can differentiate us and provide a competitive advantage in the marketplace. Our objective is to offer compensation that is competitive with that offered by other companies that compete with us for talent.

Objectives of the Executive Compensation Program

To support our overall compensation philosophy, we have designed our executive compensation program to:

•	Attract and retain exceptional talent

•	Recognize individual contributions to the company

•	Focus our executives’ attention on the attainment of significant business objectives and the creation of long-term shareowner value

•	Ensure alignment with the interests of our shareowners

•	Share the financial benefits of strong company performance

•	Maintain executive compensation at a competitive level

Design of Our Executive Compensation Program

Overall Design of the Executive Compensation Program

Each of our executives receives a compensation package comprised of six basic components: base salary; annual incentives; long-term incentives; special awards (if and when applicable); retirement programs; and executive perquisites. (Additional information about each of these components is presented later in this Compensation Discussion and Analysis.) We’ve designed our executive compensation program to target compensation, in the aggregate, at the median level for similar positions within our industry and peer group with the potential for above or below median compensation depending on company and individual performance. We may deviate from the median if, in the judgment of management and/or the committee, the value of an individual’s experience, performance and specific skill set warrants. For individual executives, compensation may also vary depending on the nature of the executive’s role and its importance to our business strategy; or market competition and/or availability of talent for the position.

The foundation of our program is a system of salary grades. Each executive position is assigned a salary grade, which generally defines opportunities for base salary, annual incentives and long-term incentives. There are ranges associated with the salary grades, which reflect each position’s internal value, scope and complexity of responsibilities and market competitiveness. The pay ranges give the committee flexibility to position individual compensation above or below market median levels depending on job performance, professional qualifications, business experience, technical expertise and career potential.

Pay for Performance

The committee believes that an effective compensation program must reflect a balance between individual factors (i.e., level of responsibility, skills, experience and individual performance), organizational measures (i.e., company or business unit performance), and external or market factors (i.e., competitive benchmarking and survey data). We incorporate each of these factors into the design of our executive compensation program. Accordingly, we compensate our executives based upon an assessment of:

•	Individual Performance. All of our executives are evaluated against an annual, individual performance plan. The performance plan contains individual performance objectives that will further the goals of the executive’s business unit, if applicable, and the strategic goals of the company. These objectives are reviewed and assessed every quarter by the executive and his manager. At the end of the fiscal year there is a comprehensive analysis of the executive’s actual performance vis-a-vis the plan, and that analysis is provided to the committee.

•	Company Performance. When making compensation decisions for our executives, the committee evaluates our achievement of pre-established internal metrics (which are predicated on our annual and long-term financial plans and goals, along with other strategic and operational initiatives) and external measures (which are predicated on external factors such as market valuation and growth in our stock price).

Although individual and company performance are weighted most heavily in compensation decisions, the committee also considers external factors, market and survey data and pay positioning for our executives relative to market data, as explained in further detail below under the subheading “Pay Positioning Relative to Market — Benchmarking.”

At-Risk Compensation and Promotion of a Long-Term Perspective

Our allocation policies further our philosophy of placing a significant amount of our executives’ targeted total compensation at-risk and promoting a long-term perspective.

At-Risk Compensation.  We structure our executive compensation program to put a significant amount of our executives’ total compensation at risk. We think this is appropriate because the executives are best positioned to be able to affect the company’s performance. Accordingly, a substantial portion of annual compensation value for our executives is provided in the form of long-term incentives that measure and reward Kennametal performance over a period of greater than one year. As illustrated in the table below, the actual percentage of at-risk pay relative to total compensation depends on the position level; the higher an executive’s position within the company, the greater proportion of pay that is linked to company performance and shareowner returns. Similarly, as an executive rises to positions of greater responsibility within our company, short-term compensation begins to decrease proportionally and long-term compensation represents a greater proportion of total compensation.

	At Risk Breakout		Short-Term — Long-Term Breakout
		% of Annual
	% of Annual	Compensation	% of Short-Term	% of Long-Term
Title	Compensation Fixed	At-Risk	Compensation	Compensation

Chairman, President and Chief Executive Officer	21	79	46	54
Vice President and Chief Financial Officer	28	72	49	51
Vice President and President MSSG	31	69	55	45
Vice President and President AMSG	31	69	53	47
Vice President and Chief Marketing Officer	30	70	44	56

Mix of Equity and Cash in Long-Term Incentive Compensation.  To focus our executives on operational performance that leads to increased long-term shareowner returns, and to address shareowner dilution, which is inherent in all equity-based compensation programs, in 2009 we granted long-term incentive awards to executives through a combination of cash-based long-term performance incentive awards (50% of the total long-term value), stock option awards, (30% of the total long-term value) and restricted stock awards (20% of the total long-term value).

Competitive Compensation

Pay Positioning Relative to Market — Benchmarking.

We benchmark total compensation levels and certain of the individual elements of our compensation packages (mainly base salary, annual incentives (together, “total cash compensation”) and long-term incentives (together with base salary and annual incentives, “total direct compensation”) to both published survey data of comparable companies and to a custom peer group of public companies within the manufacturing industry. Benchmark data is part of the external information we consider when designing and executing our compensation programs.

We collect compensation data on base salaries, annual incentives, and long term incentives for our peer group companies from available sources, including, in most cases, the executive compensation data included in the most recently available annual proxy statement for each company. Management also collects survey information, or requests survey information from the compensation consultant on each of these compensation components. We provide the committee with the results of our benchmarking efforts on a regular basis. We use the benchmarking data to assess the competitiveness of our executives’ compensation compared to that of other executives at our peer companies and in the broader market. We also use the data to help ensure proper alignment between executive and shareowner interests, and to assess compensation versus company performance.

When we evaluate our compensation structure, we compare the target range for total compensation, the mix of compensation components and the allocation of those components in our executives’ individual compensation packages against benchmark data. At least once every two years, we evaluate the total cash compensation and total direct compensation we provide to our executives against the benchmark data to determine if these measures reflect our aim to provide compensation at the median level within our peer group and industry. We analyze both target compensation opportunities as well as actual compensation that is paid to our executives. We provide this analysis to the committee, and the committee has the discretion to consider the information, along with company and individual performance factors, when it sets compensation levels.

We periodically review our peer group to ensure that the peer companies continue to be appropriate comparisons for performance purposes and for compensation purposes. In 2009, we removed certain companies from the peer group and replaced them with companies we believe are more relevant for comparison purposes. Many of the companies in our current peer group are included because they are similar to Kennametal in terms of revenue, operational scope, or organizational complexity. Some of the peers are larger than we are; we include those companies to help understand the effect size and complexity has on compensation levels and designs.

The following companies comprised our peer group for both performance and compensation purposes for 2009:

• Allegheny Technologies Incorporated	• Harsco Corporation
• Ametek Inc.	• Joy Global Inc.
• Barnes Group Inc.	• Lincoln Electric Holdings, Inc.
• Carpenter Technology Corporation	• Pall Corporation
• Crane Co.	• Parker-Hannifin Corporation
• Donaldson Company, Inc.	• Pentair, Inc.
• Dresser-Rand Group Inc.	• Sauer-Danfoss, Inc.
• Flowserve Corp.	• Teleflex Incorporated
• Greif Inc.	• The Timken Co.

How Compensation Decisions Are Made

Role of the Committee and CEO in Determining Executive Compensation.

The committee has primary responsibility for assisting the Board in evaluating executive performance, including that of the Chairman, President and Chief Executive Officer (the “CEO”), and for overseeing the development of executive succession plans. As part of this responsibility, the committee oversees the design, development and implementation of the executive compensation program for the CEO and the other executives. The compensation policies and process for determining CEO compensation are substantially the same as those used for the other executive officers. The committee solicits information from our management and from its outside compensation consultant during the compensation-setting process, but it is the committee that ultimately sets and approves compensation for our CEO and other executives.

Each year, the committee reviews all components of compensation for the CEO and each of our executives over the course of several regularly scheduled meetings from April to July, and final compensation decisions are made in July for the current fiscal year. The committee is assisted in its review by members of management, the human resources department, and its outside compensation consultant. In keeping with our compensation philosophy, the committee considers three main categories of information about each executive: individual performance, company performance, and benchmark or market data.

Decisions regarding individual components and compensation changes take into account information specific to the executive, including the executive’s current compensation, future potential, performance, leadership skills, and contribution to the company’s performance. The committee also considers factors relating to the company, such as our overall performance and achievement of specified strategic and operational initiatives. Finally, the committee assesses the market competitiveness of the executive’s total compensation package.

CEO Compensation.  The committee meets with the CEO each year in July (the beginning of the fiscal year) to agree upon the CEO’s performance goals (both individual and company objectives) for the fiscal year. These goals are included in the CEO’s individual performance plan for the year. The CEO periodically reports on his progress with respect to his performance goals at committee meetings throughout the year. At the end of the year, the committee evaluates the CEO’s performance against his plan and determines CEO compensation according to his achievement of those goals and in line with the overall objectives of our compensation program.

Other Executive’s Compensation.  Each year in July, each of our other executives must also develop an individual performance plan for the fiscal year (with goals relating to individual and company objectives). That plan is discussed with and approved by the CEO, and the executives periodically report to the CEO on their progress towards the achievement of the goals throughout the year. At the end of the year, the CEO and the committee together assess the performance of the other executives. The CEO assists the committee in evaluating all executives other than the CEO. Based upon these evaluations and recommendations from the CEO, the committee determines the other executives’ compensation. The other executives do not play a role in their own compensation determination, other than discussing individual performance objectives and achievements with the CEO.

Role of the Compensation Consultant.

The committee has engaged Sibson Consulting as its outside executive compensation consultant. Sibson consultants receive direction from, and are accountable to, the committee and have served in that capacity since February 2005. The committee solicits advice and counsel from Sibson on all matters pertaining to executive compensation design and delivery. Specifically, Sibson provides the following types of services to the committee:

•	Competitive data and benchmarking analytics for all components of pay for executive officers and the CEO

•	Equity dilution, value sharing, and performance assessment analyses relative to peers

•	Compensation program analysis, redesign considerations, and recommendations

•	Tax, accounting, regulatory, and other compensation-related education

•	Individual pay considerations for the CEO, as well as executive officer promotions and new hires

•	Review of compensation plan payouts for the CEO and executive officers

•	Proxy statement review and recommendations

Sibson attends all committee meetings and may attend executive sessions at the request of the committee. Sibson consultants also collaborate with our management team for purposes of meeting planning, program design and analysis and other logistics, but all services performed by Sibson are ultimately at the direction of the committee.

Components of Kennametal’s Executive Compensation Program

Our executive compensation program is made up of the following components:

•	Base salary

•	Annual incentives — primarily the Prime Bonus Plan

•	Long-term incentives — namely, equity grants and long-term cash incentive awards

•	Special recognition and retention awards

•	Retirement plans — namely, the Supplemental Executive Retirement Plan and the Executive Retirement Plan, as well as the broad-based Retirement Income Plan and the Thrift Plus Plan

•	Executive benefits and perquisites and other benefits

Each component serves one or more of our compensation objectives, but all are designed to promote our core values as a company, further our overall compensation philosophy and align the interests of our executives with the interests of our shareowners.

Base Salary

Base salary is the fixed element of our executives’ annual compensation. We target base salary levels for each position at median pay levels for similar positions in the market. The amount of base salary an executive receives depends primarily on the salary grade of the position. Within each salary grade, there are ranges of possible salary levels, and the actual amount of base salary an executive receives depends upon his or her manager’s annual evaluation of certain objective and subjective factors. Objective factors include the executive’s level of responsibility, skills, accomplishment of the goals set forth in the annual, individual performance plan, and, for newer executives, prior experience. Subjective factors include our assessment of the executive’s future potential and individual contributions. The CEO evaluates each of the executives who report directly to him and reviews the evaluations of executives who report to other managers. Both objective and subjective factors are considered, as relevant, and the CEO makes recommendations to the committee for changes to base salary during the annual compensation setting process. The committee annually evaluates the CEO, and ultimately may make changes to the base salaries for all of our executives in its discretion as part of the broader compensation setting process.

Annual Incentives

Management Performance Bonus Plan (Prime Bonus Plan).  The Management Performance Bonus Plan, which we refer to as the “Prime Bonus Plan,” is a shareowner approved, formula-based, pay-for-performance annual incentive plan. The Prime Bonus Plan is the primary vehicle we use to reward participants for their contributions to strong annual business performance. The primary purpose of the Prime Bonus Plan is to motivate participants to enable the company to achieve short-term financial goals, which are designed to create sustainable shareowner value, and to reward them to the extent we achieve those goals. All of our executives, our senior management team members, and certain of our key employees participate in the Prime Bonus Plan.

Calculated bonuses under the Prime Bonus Plan are determined according to the following formula:

Target Bonus Amount x Achievement of Performance Goals x Modifier = Calculated Prime Bonus Award

As illustrated in the table below, Prime Bonus threshold and maximum amounts range from 50% of the target bonus amount to 200% of the target bonus amount based on performance achievement of between 80% and 120% of the applicable performance goal.

		Threshold	Target	Maximum

Performance (As a Percentage of Achievement of Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

With respect to each performance goal, no bonus is awarded if actual performance is less than 80% of the performance goal. Under the terms of the Prime Bonus Plan, the committee may decide whether adjustments will be made for non-recurring or unusual items in determining whether performance goals have been met. In addition, the committee retains discretion to make special recognition awards outside the calculated provisions of the Prime Bonus Plan. Please see the discussion under “Special Recognition and Retention Awards” for more information.

Target Bonus Amounts.

Individual target bonus amounts are based on a combination of individual factors and market-competitive data and are established as a percentage of base salary. Consistent with our executive compensation philosophy, individuals with greater job responsibilities have a greater proportion of their total cash compensation tied to company performance through the Prime Bonus Plan. Each year, the committee sets target bonus amounts for our executives.

Performance Goals.

We link Prime Bonus opportunities directly with company performance, business unit performance and the maximization of shareowner value. Each executive is assigned performance goals at the beginning of the fiscal year based upon the performance goals of the company as approved by the Board. The Board approves the goals for overall company performance based upon management’s financial and strategic plans.

Once the Board has approved the performance goals for the company, the committee reviews and approves the bonus structure and individual goals for the CEO and all other executive officers. To ensure alignment with our shareowners interests, the committee assigns the CEO both quantitative and qualitative goals that are aggressive, designed to stretch performance, and will significantly impact the growth or improvement of a business unit or our company. For each of the other executives, the committee, with the input of the CEO, sets performance objectives that it considers achievable but that require personal performance and stewardship appreciably above the levels achieved in the prior year. These performance goals vary by executive, are weighted and combine performance of the individual, the company and the particular business unit or function for which the executive has responsibility.

The Prime Bonus Plan is generally designed such that a certain percentage of an executive’s bonus opportunity (usually 70%) is based upon the performance of the executive’s specific business unit and an additional percentage (usually 30%) on the performance of the next higher organizational unit. In this manner, the majority of an executive’s bonus opportunity is linked directly with results that he is best positioned to impact. Certain of our executives are not assigned to any one particular business unit, however. The bonus opportunities for each of our named executives in 2009 are described below in the “2009 Prime Bonuses” section.

Modifier.

At the outset of each fiscal year, the committee, in its discretion, may approve a modifier for use in the calculation of Prime Bonus amounts for that year. The calculated Prime Bonus amounts may be adjusted based upon the company’s (and/or business unit’s) performance with key initiatives. In 2009, management recommended and the committee approved a modifier of +/- 10% based upon the company’s reduction of sales, general and administrative expenses relative to total sales (“SG&A”).

Individual Performance.

At its July meeting each year, the committee reviews each executive officer’s achievement of his performance goals for the previous year and approves any corresponding amounts paid under the Prime Bonus Plan. In connection with Prime Bonus determinations, the committee considers the individual performance of the executive and the recommendations of the CEO (for all other executives). The committee has the discretion to adjust calculated Prime Bonuses for our executives in the course of its review.

2009 Prime Bonuses.

2009 Target Bonus Amounts

For 2009, the committee approved target bonus amounts for our named executives as follows:

Name	Target Bonus Amount as a Percentage of Base Salary

Carlos M. Cardoso	120%; (90% based upon the company’s overall financial goals, as provided under Mr. Cardoso’s amended employment agreement, and 30% based upon Mr. Cardoso’s achievement of specified strategic goals and initiatives)
Frank P. Simpkins	75%
Paul J. Demand	75%
Gary W. Weismann	70%
John H. Jacko	50%

2009 Company Performance Goals

At its July 2008 meeting, prior to the sharp decline in the global economy and the manufacturing industry, the Board established corporate performance goals for the company of: Sales Growth ($76 million); Earnings Per Share (“EPS”) ($3.12) and Return on Invested Capital (“ROIC”) (12.8%). At the time, the Board considered the targets to be challenging for the company, but achievable if the financial and strategic plans of the company were well executed. These goals were then used by the committee when it reviewed and approved performance measures and target goals for each of our executives.

2009 Performance Goals for Named Executives

Carlos M. Cardoso — Chairman of the Board, President and Chief Executive Officer

The committee set performance goals for Mr. Cardoso based on the financial and strategic plans for the company. Mr. Cardoso’s 2009 Prime Bonus opportunity was composed of two components:

•	Component (1) related to the company’s performance and was based solely upon corporate performance goals derived from the financial and strategic plans for the company for 2009 (bonus opportunity of 90% of base salary); and

•	Component (2) related to Mr. Cardoso’s individual performance and was based upon his achievement of certain strategic and operational goals and initiatives set by the committee in July 2008 (bonus opportunity of 30% base salary).

Component (1): Performance goals were linked to corporate performance and related to Sales Growth (30% weight, $76 million target), EPS (35% weight, $3.12 target), and ROIC (35% weight, 12.8% target).

Component (2): Individual performance goals were based on both quantitative and qualitative goals related to critical business and strategic objectives of the company for 2009, including strategic business transactions and portfolio shaping (5% weight), technology development and positioning (5% weight), global expansion and growth in emerging markets (5% weight), implementation of global cost reduction initiatives (5% weight), talent development and succession planning for critical positions (2.5% weight)*, Environmental, Health and Safety (EHS) initiatives (2.5% weight)**; and stewardship of certain employee initiatives (5% weight).

For performance goals marked with an *, Prime Bonus amounts would be paid only upon the achievement of the respective goal. Performance goals marked with an ** would be rewarded proportionally for performance between 90% and 100% of the target goal. The stewardship of certain employment initiatives required a 50% improvement for payout. For all other performance goals, performance between 80% and 100% of the target goal would be rewarded proportionally. At the time they were put in place, the committee considered these performance objectives strategically important and aggressive, but achievable with concentrated effort and focus by Mr. Cardoso.

Frank P. Simpkins — Vice President and Chief Financial Officer; and
John H. Jacko — Vice President and Chief Marketing Officer

Performance goals for Messrs. Simpkins and Jacko were linked to corporate performance (30% of bonus opportunity) and, to ensure alignment across the company’s two reporting business units (MSSG and AMSG, defined below), on the financial and strategic plans of those business units in the aggregate (70% of bonus opportunity). Performance goals for the corporate performance component related to Sales Growth (30% weight, $76 million target), EPS (35% weight, $3.12 target), and ROIC (35% weight, 12.8% target). Specific to the aggregate business unit component, performance goals related to sales growth (30% weight), earnings before interest and taxes (“EBIT”) (35% weight), and return on controllable assets (“ROCA”) (35% weight). Target levels for aggregate business unit-related goals were set based upon the confidential, internal financial plans for each of the business units for 2009. The committee considered the targets on the business unit level, both individually and in the aggregate, to be consistent with the overall financial plan and targets set for the company; they were challenging but achievable if the financial and strategic plans of the business units were well executed.

Paul J. DeMand — Vice President and President Metalworking Solutions & Services Group (MSSG)

Performance goals for Mr. DeMand were linked to both corporate performance (same as Messrs. Cardoso, Simpkins and Jacko; 30% of bonus opportunity) and business unit performance for MSSG (70% of bonus opportunity). Specific to MSSG, performance goals related to sales growth (30% weight), EBIT (35% weight), and ROCA (35% weight). Target levels for MSSG-related goals were set based upon MSSG’s confidential, internal financial plan for 2009. The committee considered the targets to be consistent with the overall financial plan and targets set for the company; they were challenging and, to achieve them, the MSSG business unit would have to deliver performance results that exceeded prior year results for the metrics.

Gary W. Weismann — Vice President and President Advanced Materials Solutions Group (AMSG)

Performance goals for Mr. Weismann were linked to both corporate performance (same as Messrs. Cardoso, Simpkins, Jacko and DeMand; 30% of bonus opportunity) and business unit performance for AMSG, the company’s other reporting business segment (70% of bonus opportunity). Specific to AMSG, performance goals related to sales growth (30% weight), EBIT (35% weight), and ROCA (35% weight). Target levels for AMSG-related goals were set based upon AMSG’s confidential, internal financial plan for 2009. The committee considered the targets to be consistent with the overall financial plan and targets set for the company; they were aggressive but achievable with the focused effort of the individuals and systematic execution of the plan. To achieve them, the AMSG business unit also would have to deliver performance results that exceeded prior year results for the metrics.

2009 Performance

Due in large part to the pervasive global recession and the rapid decline in industrial activity that occurred during our fiscal 2009, neither the company overall nor either of our business units met the threshold performance requirements for a payout under the Prime Bonus Plan. As a result, and in keeping with our pay-for-performance philosophy, none of our executive officers received a calculated bonus under the Prime Bonus Plan for 2009.

Under Mr. Cardoso’s Prime Bonus structure, he earned a partial payment under the individual performance component of his program. Mr. Cardoso met or exceeded his individual goals related to technology development and positioning and implementation of global cost reduction initiatives. In meetings with the committee, Mr. Cardoso stated his wish to forego any bonus amounts he might have earned under the Prime Bonus Plan, and the committee approved that request.

Changes for 2010 Prime Bonus Program

In July 2009, the committee approved certain modifications to the Prime Bonus program for 2010. The 2010 Prime Bonus program will use the same formula and performance/payout structure as the 2009 program to determine a calculated bonus. Performance goals will be based on two measures: EPS (75% weight) (EBIT as the business unit level) and Free Operating Cash Flow (25% weight). There will be no modifier in the formula for 2010. The bonus pool under the 2010 Prime Bonus program is dependant upon EBIT results at the corporate level, which must reach a threshold amount before the pool will begin to be funded. Participants in the 2010 Prime Bonus program may earn a proportionate share of the bonus pool (based upon their calculated bonus under the program and the degree to which the bonus pool is ultimately funded), which will be subject to further adjustment based upon individual performance.

Long-Term Incentives

Overview of Long-Term Incentive Programs.  Kennametal’s long-term incentives are designed to focus our employees on sustained, long-term performance. We use these incentives because they promote an ownership culture, align the interests of our employees and shareowners, and foster the long-term perspective necessary to increase shareowner value. They also aid in retention and help advance stock ownership by our employees.

All of our executives, members of senior management, and a significant number of key employees are eligible to receive long-term incentive awards under our broad-based, long-term incentive program (the “LTI”). We use a portfolio approach to the LTI, which may include stock option, restricted stock, or restricted stock unit awards, and also 3-year, long-term incentive cash awards. Each of these components is described more fully below. Certain of our executives, including all of our named executives, participate in a 4-year program called the “2008 Strategic Transformational Equity Program” (the “STEP,” which is described below).

The committee must approve all equity and other long-term incentive awards for our executives. All long-term incentive awards, including those under the LTI and the STEP, are granted under the Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”). The 2002 Plan provides for the granting of nonstatutory and incentive stock options, restricted stock awards, stock unit awards, and other types of incentive awards.

2009 Long-Term Incentive (LTI) Program.  In 2009, for awards under the LTI, we used a “portfolio approach” to deliver value to eligible employees. The portfolio approach combined stock option awards (30% of total long-term incentive value), restricted stock awards (20% of total long-term incentive value), and cash-based long-term performance incentive awards (“LTIP” awards) (50% of total long-term incentive value). We used these different types of awards because each type of award serves a slightly different purpose. The broader discussion below contains a description of the awards we used in the LTI and our rationale for using them.

Equity Incentives.

Stock Option Awards

We use stock option awards as a long-term incentive because they precisely align the interests of our employees with those of our shareowners. Stock option grantees can only profit from stock option awards if our stock price increases over time; conversely, grantees receive no value if our stock price decreases. We typically grant stock option awards to our executives annually as part of our broader LTI program, but occasionally we grant special stock option awards, either alone or in connection with restricted stock awards, to employees for attraction, retention or recognition purposes. Vesting schedules for our stock option awards vary according to the purpose for which they are granted. Awards granted under the LTI typically time vest at the rate of one-fourth per year over four years (beginning with the first anniversary of the grant date). A stock option award granted for attraction purposes, upon hiring, or for special recognition purposes may have a different vesting schedule (for example, 50% may vest on the second anniversary of the grant date, and 25% each year thereafter). In every case, the stock option awards help further our retention objective as any unvested portion is forfeited if an executive voluntarily terminates employment. Stock option awards expire ten years from the date of grant, which serves to promote the long-term perspective that is key to our growth and success.

Restricted Stock and Restricted Stock Unit Awards

We grant restricted stock and restricted stock unit awards to provide immediate share ownership (or, in the case of restricted stock units, the equivalent of share ownership), which we believe directly aligns the interests of our employees and our shareowners. As is the case with stock option awards, we typically grant restricted stock/unit awards annually to our executives as part of our broader LTI program, but we sometimes make these grants for other purposes. For example, we may grant these awards to attract new talent or to recognize or motivate our employees. Like stock option awards, restricted stock/unit awards granted under the LTI typically vest at the rate of one-fourth per year over four years (beginning with the first anniversary of the grant date). Also like stock option awards, the vesting schedules may be different depending on the purpose for the grant of restricted stock/units. As is the case with stock option awards, restricted stock/unit awards help promote our retention efforts because any unvested portion of a restricted stock/unit award is forfeited if an executive voluntarily terminates his or her employment with us.

Fair Market Value of Equity Awards Under the 2002 Plan, the exercise price for a stock option award must not be less than the fair market value of our shares at the time the option is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

Equity Grant Practices

Timing of Grants

The committee grants equity-based awards to our executives on both an annual and an as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise.

•	Annual Grants. We generally make LTI grants to our named executives and other senior management on a once-a-year basis. As part of its standing agenda, the committee makes annual grants of equity-based awards to our executives at its regularly scheduled meeting in July of each year; the dates for these meetings are typically scheduled two years in advance. In the past, the date of the grant was the date on which the committee met to approve the awards. In 2007, the committee moved to a pre-established grant date for all future annual awards to our executives (August 1 of each year) for ease of administration, compliance and planning purposes.

•	Special or One-Time Grants. The committee retains the discretion to make additional awards to executives at other times in connection with the initial hiring of a new officer, for retention purposes, or otherwise.

Determination of Equity Grant Amounts

Restricted stock awards and stock unit awards under the STEP are generally expressed as a dollar amount (a grantee might receive a restricted stock award of $50,000, for instance.) The number of restricted shares or stock units awarded to the grantee is determined by dividing the dollar amount of the award by the fair market value of our stock on the last trading day prior to the grant date. Stock option awards are also expressed in a dollar amount, and the number of shares underlying a stock option award is determined by dividing the dollar amount of the award by the compensation value of the option on grant date (essentially using the assumptions disclosed in the footnotes of the “2009 Summary Compensation Table”, but considering the full term of the option (10 years)).

Repricing of Stock Options

The 2002 Plan prohibits the repricing of stock options and does not contain a reload feature.

LTIP (Cash) Awards.

Since 2005, each year we have granted contingent, long-term incentive cash awards (which we refer to as “LTIP” awards) under our LTI to our executives and to other key employees. We granted these awards because we believe they provide a strong incentive for achieving specific financial performance goals that are consistent with our business strategy and important contributors to long-term shareowner value. Payment of LTIP awards is based solely on company performance over three years. Individual LTIP awards are targeted at market value for comparable positions, utilizing the same comparative compensation data we use for setting total annual compensation. The plan under which these awards are granted (the 2002 Plan) allows for them to be settled in stock; however, we pay amounts earned under these awards in cash because we believe this approach appropriately balances the cash and equity components of our LTI program. Cash payments are also an excellent way to reward the attainment of these performance objectives. These LTIP awards aid in retention because they are subject to forfeiture if the awardee’s employment terminates for any reason other than death, disability or retirement before the end of the three-year performance period.

As illustrated in the table below, LTIP threshold and maximum amounts range from 50% of the target bonus amount to 200% of the target bonus amount based on performance achievement of between 80% and 120% of the applicable performance goal.

		Threshold	Target	Maximum

Performance (As a Percentage of Achievement of Performance Goal)	Less than 80%	80%	100%	120% or Greater
Payout (As Percentage of Target Bonus Amount)	0%	50%	100%	200%

With respect to each performance goal, there is no payment of that portion of the LTIP if actual performance is less than 80% of the performance goal. Under the terms of the 2002 Plan, measurement of business results against the goals may be adjusted, at the committee’s discretion, to account for the effects of unusual events.

Target Bonus Amounts.

Target bonus amounts for our executives are determined on an individual basis considering the executive’s performance and career potential (internal and individual factors), as well as the competitive market level for long term compensation for similar positions (external factors). The committee sets target bonus amounts for our executives for the upcoming 3-year cycle at its meeting in July.

2007 — 2009 LTIP Awards.

In July 2006, we granted LTIP awards for fiscal years 2007-2009 payable in August 2009 if the company achieved specified performance goals over that period based on two equally weighted business measurements: EPS and ROIC. For LTIP purposes, EPS is calculated on a cumulative basis by summing the adjusted EPS disclosed in our financial results at fiscal year end for each of the three years in the cycle. ROIC is measured at the end of the three-year cycle. EPS and ROIC were selected because the committee believes they are key indicators of our financial and operational success and are key drivers of long-term shareowner value. The performance goals for the 2007-2009 LTIP cycle were: (a) EPS (cumulative target of $7.28); and (b) ROIC (end of period target of 14.0%). When it set the performance goals, the committee considered our internal, confidential three-year business plan at the time the awards were established. Considering the strategic goals of the company, as well as other factors contained in the plan, the committee believed that the goals were achievable, but that achievement would require a high level of financial performance over the three-year period.

Results for 2007 — 2009 LTIP Cycle.

In July 2009, the committee approved payments to each of our named executives who participated in the 2007 — 2009 LTIP cycle. For the period in question, the company achieved cumulative EPS of $5.84 and ROIC of 4.4%. Accordingly, the weighted payout percentage for each participating named executive was 25.3% of his target award amount. The actual LTIP amounts, if any, earned by our named executives are set forth in the 2009 Summary Compensation Table in the “Non-equity Incentive Plan Compensation” column and related footnotes.

2008 — 2010 LTIP Awards and 2009 — 2011 LTIP Awards.

In July 2007 and July 2008, respectively, the committee granted LTIP awards for fiscal years (a) 2008-2010, payable in August 2010, and (b) 2009-2011, payable in August 2011, in each case only if the company achieves specified performance goals. Performance goals for both the 2008-2010 and 2009-2011 LTIP cycles were once again based upon EPS and ROIC. Awards will be paid based on achieving threshold, target or maximum levels for the specified measurements. For example, the named executives will receive only one-half of the target payment if the company, at the end of the three-year period, satisfies only a single target goal for a single measurement. In each case, the committee set the goals at target levels that reflected our internal, confidential three-year business plan at the time the awards were established. The goals for both the 2008-2010 and 2009-2011 LTIP cycles will require a high level of financial performance over the three-year period to be achieved, especially in light of the global economic recession and the resultant downturn in our industry. The weighted payout for the 2006-2008 LTIP Cycle was 129.4%, but the weighted payout for the most recent cycle, 2007-2009, as described above, was only 25.3%. (Please see Footnote 5 to the 2009 Summary Compensation Table for actual payouts for the 2007-2009 LTIP cycle for each of the named executives.) The results of the 2006-2008 LTIP cycle were reflective of the strength of our performance over that three-year period. Despite two strong years of company performance during the 2007-2009 LTIP cycle (at the beginning of 2009, the projected payout was approximately 119%), performance levels were negatively affected by 2009 results and the resulting payout reflected the decline in company performance.

The potential payouts in 2010 and 2011 for each named executive (assuming both measurements are met at threshold, target or maximum levels over the three-year period) are shown in the table below:

	2008-2010 LTIP Cycle			2009 – 2011 LTIP Cycle
Named Executive	Threshold	Target	Maximum	Threshold	Target	Maximum

Carlos M. Cardoso	550,000	1,100,000	2,200,000	550,000	1,100,000	2,200,000
Frank P. Simpkins	200,000	400,000	800,000	200,000	400,000	800,000
Paul J. DeMand	—	—	—	200,000	400,000	800,000
Gary W. Weismann	137,500	275,000	550,000	137,500	275,000	550,000
John H. Jacko, Jr.(1)	81,250	162,500	325,000	162,500	325,000	650,000

(1)	Mr. Jacko’s 2009-2011 LTIP award reflected a one-time increase of $325,000 in connection with his promotion to Chief Marketing Officer, which became effective July 1, 2008.

Neither the 2008-2010 nor the 2009-2011 LTIP cycles are currently projected to have a payout. Due to the limited visibility and the uncertainty regarding the timing and extent of economic recovery in the global markets we serve, and the resulting difficulty in reliably projecting our results of operations, at the July 28, 2009 meeting of the Committee, we recommended, and the Committee agreed, that no LTIP awards for the 2010-2012 cycle be granted to our executives or the other participants in the LTI program.

Strategic Transformational Equity (STEP) Program.

In 2008, the committee approved a special, long-term program under the 2002 Plan called the 2008 Strategic Transformational Equity Program (the “STEP”). The STEP was designed to propel the company to superior levels of performance that, if achieved, would provide an opportunity for premium compensation to participants and a significant return to our shareowners. The STEP has a retention component as well, because the awards are generally forfeited if a participant terminates his employment with the company during the “Performance Period” (defined below).

Each STEP participant was awarded a certain number of stock units under the STEP (the “Units”); the Units were granted at the maximum level. Each Unit represents a contingent right to receive one share of the company’s capital stock, to the extent the Unit is earned and becomes payable pursuant to the terms of the STEP. No dividend or voting rights attach to the Units. In general, Units can be earned at certain measurement dates during the four-year period that began October 1, 2007 and ends September 30, 2011 (the “Performance Period”).

Performance Conditions.  The STEP awards were broken down in to two components with thirty five percent (35%) of the total number of Units which a participant can earn based on our total shareowner return at the measurement dates and sixty five percent (65%) of the total number of Units which a participant can earn based on our cumulative adjusted earnings per share on the same measurement dates (these conditions are referred to in this discussion as the “Performance Conditions”).

The Performance Conditions were designed to require exceptional financial performance during the Performance Period. In order for the Performance Conditions to be fully satisfied (which would allow participants to earn the maximum number of Units under the STEP) our adjusted earnings per share and stock price at the time the STEP was adopted would have to more than double by the end of the Performance Period. The Performance Conditions are subject to certain threshold levels; if those threshold levels are not achieved, no Units will be earned under the STEP. The STEP participants have the opportunity to “earn and bank” a portion of their Units during the Performance Period at two specified interim measurement dates (September 30th of each of 2009 and 2010). If certain thresholds of adjusted earnings per share and total shareholder return are satisfied on those interim measurement dates, a STEP participant may “earn and bank” up to 35% of the maximum number of Units subject to the award.

Payout under the STEP.  The payment of any Units earned under the Program, including any “earned and banked” Units, is also conditioned upon the participant being employed by us on the payment date, subject to certain limited exceptions (such as death and disability). (Please see the discussion of “Potential Payments upon Termination or Change in Control” for more details about payouts under the STEP in the event a participant’s employment with the company is terminated.)

After the end of the Performance Period, the committee will certify in writing the extent to which the Performance Conditions and any other material terms of the program have been achieved. Units earned by a participant, if any, will be settled and paid in shares of our capital stock. In the event of a change in control, any Units “earned and banked” as of the most recently completed measurement date will be distributed on the closing date of the change in control transaction as capital stock of the company, or at the discretion of the committee, in cash or other property.

According to current projections, we do not expect the Performance Conditions under the STEP to be satisfied. As a result, we do not believe that there will be a payout under the STEP. In 2009, we reversed certain stock-based expense associated with the cumulative adjusted earnings per share component of the STEP. Please see footnote 1 to the 2009 Summary Compensation Table for additional details.

Special Recognition, Attraction and Retention Awards

On a limited and selective basis, we sometimes pay additional compensation to our employees in the form of special recognition, attraction or retention awards. For example, we may provide a special award to an individual to reimburse him/her for compensation he/she would forfeit by terminating previous employment, or to recognize contributions to a critical strategic initiative.

Employees at all levels of the company are eligible to receive special awards. We may provide awards in the form of cash bonuses, equity awards, or via a mixture of cash and equity awards, in each case depending on the reason for the bonus. The amount of any special recognition or retention award depends on the reason it is being granted. The committee must approve any special awards for our executives.

For 2009, we granted a limited amount of special recognition awards for employees of the company who performed exceptionally throughout the year or contributed significantly to strategic initiatives during a particularly challenging period. The committee approved certain special recognition awards for our executives, including one-time, strategic bonus awards for Messrs. Weismann, Jacko and Simpkins as described below. The strategic bonus awards were paid in August 2009.

•	Mr. Weismann was awarded $110,000 in recognition of his performance in fiscal year 2009 and his leadership of AMSG, the expanded role and responsibilities he assumed throughout 2009, and his success in the business transformation of the AMSG unit to better align with its customers and end markets.

•	Mr. Jacko was awarded $85,000 in recognition of the expanded role and responsibilities he assumed as Chief Marketing Officer in fiscal year 2009, and his leadership in developing certain long-term, strategic initiatives for the company.

•	Mr. Simpkins was awarded $70,000 in recognition of his efforts and contributions in connection with the recent amendment to our $500 million credit facility, the successful closing of the issuance of 8.05 million shares of its capital stock, and the divestiture of our high speed steel drills business and related product lines.

Retirement Programs

We maintain both qualified and non-qualified defined benefit retirement plans that are designed to work together to provide retirement pay to our executives. We provide pension and retirement benefits as part of our broader executive compensation program to attract and retain our executives.

Qualified Plans.  We maintain two principal qualified retirement plans for substantially all U.S. employees, including our executive officers. The Retirement Income Plan (“RIP”) is a defined benefit pension plan. As of December 31, 2003, the RIP was frozen for non-grandfathered participants and is no longer offered to new employees. None of our named executives were grandfathered under the RIP. The Thrift Plus Plan (“TPP”) is a defined contribution or “401(k)” plan in which all of our executives participate.

Non-Qualified Plans.  We maintain two non-qualified retirement plans for our executives. Certain of our executives participate in the Supplemental Executive Retirement Plan (“SERP”), which provides for monthly payments for a participant’s lifetime. Under the SERP, there is no right to payments if a participant leaves the company before age 56; beginning at age 56, benefits in the SERP vest 20% per year until the age of 60, when benefits become 100% vested.

In 2007, the committee replaced the SERP with the Executive Retirement Plan (“ERP”). Only those executives for whom vesting under the SERP had commenced as of December 31, 2006 continue to participate in the SERP. Executives who were not vested under the SERP, including all of our named executives, participate in the ERP, which provides for a lump sum payment of benefits to a participant upon termination (but only to the extent the executive has vested under the plan).

The amount payable under each retirement plan for each named executive is determined by the plan’s benefit formula. The amount of benefits varies based upon the plan, the executive’s years of service with us, and the executive’s compensation.

Executive Benefits and Perquisites

Our executives receive various perquisites from us: officer life insurance, financial planning, executive physical, a country club membership and in certain instances, parking. They are also able to use the health club facilities we maintain for our employees at our headquarters in Latrobe, Pennsylvania at no cost to them. The value of these perquisites is imputed as income to the executive and taxed accordingly; therefore, we provide a tax gross-up payment to the executive to reimburse him for approximate amounts of additional tax liability as a result of receiving these benefits.

Perquisites represent a relatively small portion of our overall executive compensation package. We only provide perquisites that we consider reasonable in nature, and we provide them because we believe that the inclusion of perquisites in our executive compensation program enhances the program’s competitiveness and aids in the attraction and retention of executives.

The committee periodically reviews the perquisites to ensure that they are appropriate in light of the company’s total compensation program and market practice.

The amounts of specific executive perquisites for 2009 are listed in the supplemental table in footnote 5 to the “2009 Summary Compensation Table.” Other than these perquisites, our executives have the same benefits that are generally provided to other employees, including eligibility to participate in group medical and dental plans, vision, long- and short-term disability, group life insurance, accidental death and dismemberment insurance, business travel accident insurance, health care and dependent care spending accounts, qualified retirement plans, and other benefits, in accordance with the terms of the programs.

Stock Ownership Guidelines and Insider Trading Policy

We have adopted Stock Ownership Guidelines for directors, executives and key managers to effectively link the interests of management and our shareowners and to promote an ownership culture throughout our organization. We believe that stock should be acquired and held in quantities that encourage management to make decisions and take actions that will enhance company performance and increase its value. These guidelines were first adopted in 1995 and are reviewed annually by the committee at its October meeting as a standing agenda item. The current guidelines are:

FY09
Multiple
of Base Salary
Chief Executive Officer	5X
Vice Presidents serving as Group Presidents and CFO	3X
Executive Management Council, Corporate Officers, and certain Business Unit Managers	2X
Other Key Managers	1X
Non-Employee Directors (multiple of annual retainer)	5X

We require our executives and directors to achieve their ownership requirements within 5 years. Shares owned outright, restricted stock and restricted stock units, and shares owned in benefit plans (such as a 401(k)) count toward fulfilling the ownership guidelines. Due to the contraction of the stock market and the price of our shares during 2009, certain executives have fallen below their required ownership levels. The committee will evaluate the status of ownership for each executive in October 2009 and will determine at that time whether the guidelines need to be addressed.

We have an insider trading policy that prohibits executives from engaging in any transaction in our stock unless that transaction has been pre-cleared and approved. Although we generally do not mandate when executives may trade, our policy strongly encourages them to trade only during established window periods, which open 2 days after our quarterly earnings release and remain open for one month thereafter.

Employment Agreements

We have employment agreements with our named executives and all other executive officers. The following summary describes the material terms of the agreements for each of our named executives except Mr. Cardoso.

General.  The agreements require our executives to devote their entire time and attention to the business of Kennametal while they are employed.

Term.  There is no predetermined term. Each executive entered into the agreement upon commencing duties as an executive officer of our company.

Compensation.  The executive officer’s base salary, size of bonus award, if any, and any other compensation for services are not specified under the agreements but rather are determined by the committee upon the commencement of employment and assignment of the executive to a salary grade. Thereafter, the committee makes determinations regarding base salary, incentive awards, and all other components of compensation as described in this Compensation Discussion and Analysis.

Non-competition / non-disclosure.  Unless we consent in writing, if an executive voluntarily terminates his employment or we terminate his employment for cause, then for three years after the date of termination, the executive officer can not, in any geographic area in which Kennametal is offering its services and products: (a) directly or indirectly engage in, or (b) assist or have an active interest in, or (c) enter the employ of, or act as agent for, any entity which is or is about to become directly or indirectly engaged in any business that is competitive with any business of the company or any of our subsidiaries. The non-competition provisions do not apply if we terminate an executive without cause. However, in case of termination for any reason, the executive officer can not disclose any of our confidential or trade secret information.

Assignment of Inventions.  Each executive officer must assign to us all inventions conceived or made during his employment with Kennametal.

Termination.  The executive officer’s employment may be terminated by either party at any time, for any reason or no reason at all; provided, that the company may only terminate an executive officer’s employment with the approval and authorization of the Board.

Severance.  If, with Board authorization, we terminate an executive officer’s employment prior to a change in control and not for cause, the executive is entitled to 12 months’ severance in the form of salary continuation. The executive officer is not entitled to severance under any other termination scenario outside of a change in control context.

Change in control.  Under certain circumstances, the agreement provides for payments to an executive officer if his employment is terminated after a change of control. See “Termination Conditions and Arrangements” below and the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for a more detailed discussion.

Employment Agreement with Mr. Cardoso

Except as set forth in this section, Mr. Cardoso’s employment agreement contains substantially the same provisions as the agreements with our other named executives. Mr. Cardoso’s employment agreement was amended December 6, 2005 to, among other things, set forth his base salary upon commencement of his duties as CEO, provide for a special incentive bonus for fiscal year 2006, and set his primary Prime Bonus target level at 90% of his base salary. (Mr. Cardoso’s current salary level and incentive opportunities are discussed in this Compensation Discussion and Analysis and in the compensation tables that follow.) In addition, Mr. Cardoso’s employment agreement was amended to implement specific severance provisions. If, with Board authorization, Mr. Cardoso’s employment is terminated by us prior to a change in control and not for cause, Mr. Cardoso is entitled to up to 24 months’ severance in the form of salary continuation. Severance amounts would be offset by any salary earned by

Mr. Cardoso in the event he obtains other employment during such 24-month period. Mr. Cardoso is not entitled to severance under any other termination scenario outside of a change in control context.

Termination Conditions and Arrangements

In a non-change in control context, our employment agreement with our executives provides for severance if the executive’s employment is terminated by us without “cause”. Additional details regarding the severance provisions and potential payments to our named executives outside of a change in control context can be found in the “Potential Payments upon Termination or Change in Control” section.

Our executive employment agreement, stock and incentive plans and certain of our retirement and post-employment plans contain change in control provisions. The change in control provisions in the executive employment agreement are applicable only for those executives that have entered into these agreements, which includes each of our named executives. The provisions of our incentive plans and retirement plans are applicable to a broader base of our employees and include all those who participate in those plans. We include these provisions because we believe they help to align executive, company, and shareowner interests. If we evaluate a possible transaction, we want our management to focus on the potential fit with our corporate goals and strategy and the creation of long-term value for our shareowners. We believe that change in control protections enable our management to consider corporate transactions objectively and to decide whether they are in the best interests of the company and its shareowners without undue concern over whether the transactions may jeopardize future employment.

The change in control protections under the executive employment agreement only provide payments upon the occurrence of a “double trigger”. For severance benefits to be “triggered”, a change-in-control must take place and an executive must be involuntarily terminated (not for “cause”) or must leave for “good reason” within 36 months following the change-in-control. For additional information concerning the change in control arrangements for our named executives, see the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Recoupment of Awards and Incentive Payments

In any case where there has been an allegation of fraud or misconduct, the Board of Directors would investigate and carefully review the facts and circumstances of the alleged misconduct before determining the appropriate course of action. If, after completing its investigation, the Board were to determine that an employee or officer did engage in fraudulent behavior or misconduct, the Board would take appropriate action, which could include, among other things, termination of employment, institution of legal proceedings against the wrongdoer, or bringing the misconduct to the attention of the proper authorities. If the misconduct results in a material restatement of Kennametal’s financial results, then the Board, in addition to the above remedies, may also seek repayment of any bonus received for the period restated, seek repayment of gains realized as a result of exercising stock options awarded for the period restated, or cancel any outstanding stock options or other equity or incentive compensation.

Kennametal also incorporates restrictive covenants (prohibiting working for competitors for a period following separation from employment and disclosure of confidential or proprietary information) into the executive employment agreements, the STEP, the SERP, and the ERP. If the Board of Directors determines that a violation of any one of these covenants has occurred, it may, in its discretion, discontinue any future payments and/or take appropriate legal action to recoup amounts paid under these programs.

Tax, Accounting, and Regulatory Considerations

We consider the affect of tax, accounting and other regulatory requirements in designing and implementing compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the company and the program intent.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2009, payments, if any, of annual bonuses under the Prime Bonus Plan and long-term performance awards were intended to satisfy the requirements for deductible compensation.

Tools and Analytics

The committee utilizes various tools and analytics provided by both Sibson and our internal management and human resources personnel to execute its duties. These tools and analyses provide internal and external context and perspective to assist the committee with its decision making process. The types of information the committee reviews and considers when making compensation decisions include:

•	Total compensation tally sheets and pay histories for the CEO and executive officers

•	CEO and executive officer competitive assessments for all elements of pay

•	Pay-for-performance and value sharing assessments vs. our peer group

•	Dilution and share utilization assessments, projections and comparisons

•	Equity expense comparisons vs. our peer group

•	Incentive design and vehicle prevalence analyses

•	Internal goal setting and achievement analyses

•	Executive wealth accumulation forecasts

•	Executive retention analyses

•	Annual and long-term incentive plan performance and progress updates

•	Executive perquisite prevalence analyses

•	Other ad hoc analyses performed at the committee’s direction

The above analyses are reviewed either annually or by special request of the committee.

Compensation for Non-Employee Directors

Historically, non-employee directors’ compensation was set by the Board at the recommendation of the committee. In 2007, the Nominating/Corporate Governance Committee assumed responsibility for the review and oversight of non-employee director compensation. Non-employee director compensation is reviewed by the Board on an as-needed basis, which historically has been about once every other year. The role of the Nominating/Corporate Governance Committee in this context is explained in further detail in the “Ethics and Corporate Governance” section of this proxy statement. The compensation of non-employee directors in 2009 is described more fully in the “Board of Directors Compensation and Benefits” section of this proxy statement.

Compensation Committee Report

The Compensation Committee (“we” or “the committee”) recommends an overall compensation policy to the Board, has direct responsibility for matters relating to compensation of the executive officers, advises the Board regarding management succession, and administers the company’s equity compensation plans and deferred compensation plans. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement. Based on that review, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

William R. Newlin, Chair
Ronald M. DeFeo
Philip A. Dur
A. Peter Held
Lawrence W. Stranghoener
Steven H. Wunning

Executive Compensation Tables

The Executive Compensation Tables show the compensation paid to our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers for 2009. These individuals are our named executive officers for 2009, and are referred to as “named executives” in the tables and the narrative disclosure that accompanies them.

Each of our executive officers, including the named executives, was party to an employment agreement in 2009. The employment agreements are described in the “Compensation Discussion and Analysis” section of this proxy statement.

2009 Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Carlos M. Cardoso	2009	790,929	—	886,287	550,226	168,245	602,743	43,943	3,042,373
Chairman, President and	2008	818,750	—	1,669,474	365,963	1,194,739	517,804	82,265	4,648,995
Chief Executive Officer(8)	2007	725,000	—	607,827	272,593	1,546,477	380,292	43,643	3,575,832
Frank P. Simpkins	2009	401,141	70,000	151,727	213,414	19,355	297,810	33,074	1,186,521
Vice President and Chief	2008	396,250	—	277,943	120,597	340,700	224,659	51,001	1,411,150
Financial Officer(9)	2007	300,318	—	74,383	46,094	301,000	118,316	28,794	868,905
Paul J. DeMand	2009	488,942	—	94,838	68,355	—	110,290	148,751	911,176
Vice President, President Metalworking Solutions and Services Group(10)
Gary W. Weismann	2009	340,711	110,000	15,485	82,471	25,300	165,188	42,193	781,348
Vice President, President	2008	342,917	—	197,694	52,417	345,225	136,353	46,878	1,121,484
Advanced Materials Solutions Group(11)
John H. Jacko, Jr.	2009	316,375	85,000	119,353	130,303	—	127,893	30,758	809,682
Vice President and Chief	2008	325,000	—	232,612	93,404	164,000	101,562	102,654	1,019,232
Marketing Officer(12)

Notes and Supplemental Tables to the “2009 Summary Compensation Table”

(1)	2009 salaries reflect reductions attributable to mandatory furlough weeks implemented March through July 2009. See the discussion under the “Executive Summary” portion of the Compensation Discussion and Analysis.

(2)	Please see the discussion of “Special Recognition, Attraction and Retention Awards” under the Compensation Discussion and Analysis.

(3)	These amounts reflect the compensation cost recognized for financial statement reporting purposes for 2009, in accordance with FAS 123R, for (i) restricted stock awards (which include amounts from awards granted in 2009 as well as prior fiscal years); and (ii) STEP awards granted in 2008. In 2009, we reversed expense related to the cumulative adjusted earnings per share portion of the STEP awards because our projections do not indicate that the Performance Conditions (see STEP discussion under the Compensation Analysis and Discussion) will be satisfied. We continue to recognize expense related to the TSR portion of the STEP awards. The breakdown of the total amount listed in the “Stock Awards” column is set forth in the following table:

		All Other	Total
	STEP	RS Awards	Stock Awards
Name	($)	($)	($)

Carlos M. Cardoso	(374,127)	1,260,414	886,287
Frank P. Simpkins	(62,360)	214,087	151,727
Paul J. DeMand	19,917	74,921	94,838
Gary W. Weismann	(62,360)	77,845	15,485
John H. Jacko, Jr.	(43,650)	163,003	119,353

(4)	These amounts reflect the compensation cost recognized for financial statement reporting purposes for 2009, in accordance with FAS 123R, for stock option awards and include amounts from awards granted in 2009 as well as prior fiscal years. We use the Black-Scholes option pricing model to calculate compensation cost associated with these awards. For purposes of these calculations, we assume no forfeitures. All other assumptions used in the calculation of amounts for 2009 are included in note 15 to Kennametal’s consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on August 14, 2009. For additional information on the assumptions applicable to grants made prior to 2009, refer to the note on Stock-Based Compensation for the consolidated financial statements in Kennametal’s Form 10-K for the applicable year.

(5)	These amounts reflect: (i) cash awards to the named executives under the calculated portion of the Prime Bonus Plan, which is discussed in further detail in the “Compensation Discussion and Analysis” under the heading “Management Performance Bonus Plan (“Prime Bonus Plan”)”; and (ii) cash awards under the 2007-2009 LTIP cycle, which paid out at 25.3% of target. Mr. Jacko and Mr. Demand had not yet joined the company when the 2007-2009 LTIP awards were granted, so neither participated in that cycle. The 2007-2009 LTIP cycle is discussed in further detail in the “Compensation Discussion and Analysis” under the heading “Long-Term Incentives.” The breakdown of the total amount listed in the “Non-Equity Incentive Plan” column is set forth in the following table:

			Total Payments for
			2009 Under Non-
	2009 Prime	2007 – 2009	Equity Incentive
Name	Bonus	LTIP Cash	Plans

Carlos M. Cardoso	—	168,245	168,245
Frank P. Simpkins	—	19,355	19,355
Paul J. DeMand	—	—	—
Gary W. Weismann	—	25,300	25,300
John H. Jacko, Jr.	—	—	—

(6)	These amounts reflect the actuarial increase in the present value of the named executive’s benefits under all pension plans established by us. The total expressed includes amounts that the named executive may not currently be entitled to receive because those amounts are not vested. Pension plans under which amounts may be included include the Retirement Income Plan (the “RIP”), the Supplemental Executive Retirement Plan (the “SERP”), and the Executive Retirement Plan (the “ERP”), as applicable to the individual. Please refer to the discussion following the “2009 Pension Benefits” table for more detailed descriptions of the RIP, the SERP and the ERP. We do not provide preferential or above-market earnings on deferred compensation, therefore, no amounts for this category are listed in the table.

(7)	The following table describes each component of the All Other Compensation column:

	Other	Tax	Contributions to	Life
	Benefits	Payments	Thrift Plus Plan	Insurance	Other
Name	(a)	(b)	(c)	(d)	(e)	Total

Carlos M. Cardoso	16,951	12,321	13,375	1,296	—	43,943
Frank P. Simpkins	12,986	7,969	11,241	878	—	33,074
Paul J. DeMand	7,242	5,209	21,172	732	114,396	148,751
Gary W. Weismann	15,799	14,193	10,420	1,781	—	42,193
John H. Jacko, Jr.	9,599	8,686	10,955	1,518	—	30,758

(a)	This column shows the aggregate incremental value of the executive benefit programs described more fully in the “Compensation Discussion and Analysis” under the heading “Executive Benefit Programs, Perquisites, and Other Personal Benefits.”

(b)	Taxes paid on behalf of the named executive for executive benefit programs in 2009.

(c)	Contributions by the company under our Thrift Plus Plan on behalf of each of the named executives. Please see the discussion under “Retirement Programs” for more details about the Thrift Plus Plan. In March 2009, we temporarily suspended company matching contributions under the Thrift Plus Plan.

(d)	Income imputed to the named executive based upon premiums paid by us to secure and maintain a $500,000 term life insurance policy while the officer remains an active employee.

(e)	Relocation allowance and related expenses, and/or other compensation paid to the named executive.

(8)	General. Mr. Cardoso assumed the offices of the President and Chief Executive Officer of the company effective as of January 1, 2006 and the role of Chairman of the Board on January 1, 2008.

Change in Pension Value. Mr. Cardoso is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the ERP.

(9)	General. Mr. Simpkins assumed the offices of the Vice President and Chief Financial Officer of the company effective as of December 6, 2006.

Change in Pension Value. Mr. Simpkins is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the ERP.

(10)	General. Mr. DeMand joined the company as the Vice President and President Metalworking Solutions and Services Group effective as of July 14, 2008.

Change in Pension Value. Mr. DeMand did not participate in the RIP, but is a participant in the ERP.

(11)	General. Mr. Weismann assumed the offices of the Vice President and President Advanced Materials Solutions Group effective as of August 1, 2007.

Change in Pension Value. Mr. Weismann is entitled to benefits accrued under the RIP through December 31, 2003, and is a participant in the ERP.

(12)	General. Mr. Jacko assumed the office of Vice President and Chief Marketing Officer effective as of July 1, 2008.

Change in Pension Value. Mr. Jacko did not participate in the RIP, but is a participant in the ERP.

2009 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option
									Awards:	Awards:			Grant
									Number of	Number of	Exercise		Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Shares	Securities	or Base	Closing	Value of
			Under Non-Equity			Under Equity Incentive Plan			of Stock	Underlying	Price of	Market	Stock and
			Incentive Plan Awards(2)(3)(4)			Awards(4)(5)			or Units	Options	Option	Price on	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)(5)(6)	(4)(7)	Awards	Date of	Awards
		Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(7)	Grant	(8)

Carlos M. Cardoso	P		387,000	774,000	1,548,000

	S		77,400	258,000	516,000

	L		550,000	1,100,000	2,200,000

	O	8/1/2008								66,937	29.60	29.26	421,394

	R	8/1/2008							14,865

Frank P. Simpkins	P		164,250	328,500	657,000

	L		400,000	800,000	1,600,000

	O	8/1/2008								24,341	29.60	29.26	153,235

	R	8/1/2008							5,405

Paul J. DeMand	P		206,250	412,500	825,000

	L		400,000	800,000	1,600,000

	O	8/1/2008								24,341	29.60	29.26	153,235

	O	*8/1/2008								17,100	29.60	29.26	106,044

	R	8/1/2008							5,405

	R	*8/1/2008							5,700

	T	8/1/2008				—	—	63,874

Gary W. Weismann	P		129,850	259,700	519,400

	L		275,000	550,000	1,100,000

	O	8/1/2008								16,734	29.60	29.26	105,347

	R	8/1/2008							3,716

John H. Jacko, Jr.	P		86,125	172,250	344,500

	L		162,500	325,000	650,000

	O	8/1/2008								19,777	29.60	29.26	124,503

	R	8/1/2008							4,392

Notes and Supplemental Tables to the “2009 Grants of Plan-Based Awards” Table

Legend

P =	Primary Prime Bonus Opportunity (For Mr. Cardoso, 90% of base salary pursuant to his amended employment agreement.)

S =	Supplemental Prime Bonus Opportunity (For Mr. Cardoso, 30% of base salary based upon achievement of individual and strategic performance goals.)

L =	LTIP (long-term cash incentive award)

O =	Option Award

R =	Restricted Stock Award

T =	2008 Strategic Transformational Equity Award. Messrs. Cardoso, Simpkins, Jacko and Weismann received a STEP award in fiscal 2008. Mr. DeMand received his award when he commenced his employment with the company in 2009.

(1)	Vesting Information:

Grant Date	Vesting Schedule

8/1/2008	25% vests each year over four years beginning on the first anniversary of the grant date
*8/1/2008	50% vests on the second anniversary of the grant date; 25% vests on the third anniversary of the grant date; and the remaining 25% vests on the fourth anniversary of the grant date.
8/1/2008 (STEP Grant)	Grants under the STEP are subject to both service and performance conditions; both sets of conditions have to be satisfied for the grants to become payable. Please see Footnote 5 below and the discussion of the STEP in the “Compensation Discussion and Analysis” section for additional details regarding the payment of the stock units granted under the STEP.

(2)	Prime Bonus awards are made under the Prime Bonus Plan, which is described more fully in the “Compensation Discussion and Analysis” section of this proxy statement. The Prime Bonus amounts presented in these columns reflect the amounts that potentially could have been earned during 2009 based upon the achievement of performance goals under the Prime Bonus Plan. No calculated Prime Bonuses were earned by our named executives in 2009.

(3)	The LTIP amounts presented in these columns reflect long-term incentive awards for the 2009-2011 LTIP cycle, which are payable in cash or, in the Compensation Committee’s discretion, may be settled in Kennametal stock. Our long-term incentive programs are described more fully in the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	Stock option, restricted stock and LTIP awards are granted under the 2002 Plan. For more information on how amounts of awards are determined, please refer to the discussion of “Long-Term Incentives” and related matters under the “Compensation Discussion and Analysis” section.

(5)	This column represents stock units awarded pursuant to the 2008 Strategic Transformational Equity Program (STEP), which is a program under the 2002 Plan. Mr. DeMand received a STEP award upon joining the company. The number of stock units represented by the award is the maximum amount that may be earned by Mr. DeMand if the Performance Conditions under the STEP are satisfied at the highest level. If, at the end of the Performance Period, a certain minimum targeted total shareholder return and/or adjusted earnings per share are met, but the maximum Performance Conditions are not satisfied, Mr. DeMand may earn a portion of the awarded stock units. No stock units will be earned if the minimum targeted Performance Conditions are not satisfied. For more information about the STEP, please refer to the discussion of the “Strategic Transformational Equity Program (STEP)” and related matters under the “Compensation Discussion and Analysis” section.

(6)	We pay dividends on unvested restricted stock shares during the restriction period, but the dividends are not preferential.

(7)	For stock option awards, the exercise price is equal to the fair market value of our shares on the date the award is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date.

(8)	Represents the grant date fair value of each award as determined pursuant to FAS 123R. For the assumptions used in determining the grant date fair value under FAS 123R, please see footnotes 1 and 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year 2009 End

	Option Awards(1)						Stock Awards(1)
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
											Plan	Market
											Awards:	or
											Number	Payout
											of	Value of
											Unearned	Unearned
											Shares,	Shares,
			Number	Number					Number		Units or	Units or
			of	of					of Shares	Market	Other	Other
			Securities	Securities					or Units	Value of	Rights	Rights
			Underlying	Underlying					of Stock	Shares or	That	That
			Unexercised	Unexercised	Option				That Have	Units of	Have	Have
			Options	Options	Exercise	Option			Not	Stock	Not	Not
	Grant		(#)	(#)	Price	Expiration	Grant		Vested	Not Vested	Vested	Vested
Name	Date		Exercisable	Un-Exercisable	($)	Date	Date		(#)	($)(2)	(#)	($)

Carlos M. Cardoso	4/28/2003		129,756	—	14.82	4/28/2013
	7/27/2004	(a)	24,400	—	20.49	7/26/2014
	7/25/2005	(a)	24,000	8,000	25.30	7/25/2015	7/25/2005	(a)	1,756	33,680
	7/25/2005	(b)	22,150	7,382	25.30	7/25/2015	7/25/2005	(b)	2,470	47,375
	7/25/2006		44,000	44,000	27.06	7/25/2016	7/25/2006		12,548	240,671
	8/1/2007		12,692	38,078	38.99	8/1/2017	8/1/2007		8,464	162,340
	8/1/2008		—	66,937	29.60	8/1/2018	12/1/2007				383,240	7,350,543
							1/1/2008		52,370	1,004,457
							8/1/2008		14,865	285,111
Totals			256,998	164,397					92,473	1,773,632	383,240	7,350,543
Frank P. Simpkins	5/9/2002		6,232	—	20.34	5/8/2012
	7/29/2003		3,332	—	19.36	7/28/2013
	7/27/2004	(b)	8,000	—	20.49	7/26/2014
	7/25/2005	(a)	2,924	974	25.30	7/25/2015	7/25/2005	(a)	216	4,143
	9/19/2005		3,600	1,200	24.19	9/19/2015	9/19/2005		274	5,255
	7/25/2006		2,252	2,248	27.06	7/25/2016	7/25/2006		500	9,590
	12/5/2006		9,800	9,800	30.66	12/5/2016	12/5/2006		3,248	62,297
	8/1/2007		4,614	13,848	38.99	8/1/2017	8/1/2007		3,078	59,036
							12/1/2007				63,874	1,225,103
	8/1/2008		—	24,341	29.60	8/1/2018	8/1/2008		5,405	103,668
Totals			40,754	52,411					12,721	243,989	63,874	1,225,103
Gary W. Weismann	7/25/2005	(a)	5,118	1,704	25.30	7/25/2015	7/25/2005	(a)	380	7,288
	7/25/2005	(b)	2,436	812	25.30	7/25/2015	7/25/2005	(b)	270	5,179
	7/25/2006		2,936	2,934	27.06	7/25/2016	7/25/2006		654	12,544
	8/1/2007		3,172	9,520	38.99	8/1/2017	8/1/2007		2,116	40,585
							12/1/2007				63,874	1,225,103
	8/1/2008		—	16,734	29.60	8/1/2018	8/1/2008		3,716	71,273
Totals			13,662	31,704					7,136	136,868	63,874	1,225,103
John H. Jacko, Jr.	3/5/2007		22,000	22,000	30.53	3/5/2017	3/5/2007		7,500	143,850
	8/1/2007		1,874	5,626	38.99	8/1/2017	8/1/2007		1,250	23,975
							12/1/2007				44,712	857,576
	8/1/2008		—	19,777	29.60	8/1/2018	8/1/2008		4,392	84,239
Totals			23,874	47,403					13,142	252,064	44,712	857,576
Paul J. DeMand	8/1/2008		—	41,441	29.60	8/1/2018	8/1/2008		5,700	109,326
							8/1/2008	(a)	5,405	103,668
							8/1/2008	(b)			63,874	1,225,103
Totals			—	41,441					11,105	212,994	63,874	1,225,103

Notes and Supplemental Tables to “Outstanding Equity Awards at Fiscal Year 2009 End” Table

(1)	Vesting Information:

Grant Date	Vesting Schedule

5/9/2002	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year. This award is fully vested.

Grant Date	Vesting Schedule

4/28/2003	33% vests each year over three years beginning on the first anniversary of the grant date. This award is fully vested.
7/29/2003	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year. This award is fully vested.
7/27/2004(a)	33% vests each year over three years beginning on the first anniversary of the grant date. This award is fully vested.
7/27/2004(b)	33% vests each year over three years beginning on the first anniversary of the grant date; an additional 33% can be vested on an accelerated basis on each applicable anniversary of the grant date if 105% of the Prime Bonus metrics are met for the applicable fiscal year. This award is fully vested.
1/6/2005	25% vests each year over four years beginning on the first anniversary of the grant date. This award is fully vested.
7/25/2005(a)	25% vests each year over four years beginning on the first anniversary of the grant date. These awards are fully vested.
7/25/2005(b)	50% vests on the second anniversary of the grant date; 25% vests on the third anniversary; 25% vests on the fourth anniversary. These awards are fully vested.
9/19/2005	25% vests each year over four years beginning on the first anniversary of the grant date.
7/25/2006	25% vests each year over four years beginning on the first anniversary of the grant date.
12/5/2006	25% vests each year over four years beginning on the first anniversary of the grant date.
3/5/2007	25% vests each year over four years beginning on the first anniversary of the grant date.
8/1/2007	25% vests each year over four years beginning on the first anniversary of the grant date.
12/1/2007 and 8/1/2008(b)	The STEP grants are subject to both service and performance conditions; both of which have to be satisfied in order for the grants to become payable. Please see the discussion of the STEP in the “Compensation Discussion and Analysis” section for additional details regarding the payment of the stock units granted under the STEP.
1/1/2008	50% vests on the second anniversary of the grant date; 25% vests on the third anniversary; 25% vests on the fourth anniversary.
8/1/2008	25% vests each year over four years beginning on the first anniversary of the grant date.
8/1/2008(a)	50% vests on the second anniversary of the grant date; 25% vests on the third anniversary; 25% vests on the fourth anniversary.

(2)	Market value is calculated using the closing price of our common stock on June 30, 2009 ($19.18).

Option Exercises and Stock Vested In 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)

Carlos M. Cardoso	—	—	15,824	452,581
Frank P. Simpkins	—	—	3,394	81,419
Paul J. DeMand	—	—	—	—
Gary W. Weismann	—	—	1,682	49,698
John H. Jacko, Jr.	—	—	4,166	66,910

Notes and Supplemental Tables to “Option Exercises and Stock Vested in 2009” Table

(1)	In connection with the vesting of restricted stock awards, our named executives surrendered shares to satisfy tax withholding requirements, which reduced the actual value they received upon vesting. The number of shares surrendered and the corresponding value of those shares is shown below.

	Number of	Value of
	Shares	Shares
	Surrendered for	Surrendered
Name	Tax Withholding	($)

Carlos M. Cardoso	6,260	179,042
Frank P. Simpkins	1,341	32,161
Paul J. DeMand	—	—
Gary W. Weismann	496	14,655
John H. Jacko, Jr.	1,457	23,069

The following table shows benefits our named executives are entitled to under our retirement programs, which are described more fully in the narrative that follows and in the “Compensation Discussion and Analysis” section of this proxy statement.

2009 Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)

Carlos M. Cardoso	RIP	0.7	10,602	—
	ERP	6.2	1,999,029	—
Frank P. Simpkins	RIP	8.2	68,408	—
	ERP	10.7	863,772	—
Paul J. DeMand(2)	RIP	—	—	—
	ERP	0.9	110,290	—
Gary W. Weismann	RIP	14.7	79,311	—
	ERP	1.9	293,283	—
John H. Jacko, Jr.(2)	RIP	—	—	—
	ERP	2.3	252,307	—

(1)	The accumulated benefit is based on the named executive’s historical compensation, length of service, the plan’s provisions, and applicable statutory and regulatory requirements. The present value has been calculated assuming the named executive will remain in service until age 65 for the RIP, 60 for the SERP, and 62 for the ERP. Vesting schedules under the plans are disregarded for purposes of these calculations. Refer to note 14 to the financial statements in Kennametal’s Annual Report on Form 10-K for 2009 for a discussion of additional assumptions used in calculating the present value.

(2)	Neither Mr. Demand nor Mr. Jacko participated in the RIP.

Retirement Programs

Qualified Defined Benefits Plan.  The Kennametal Retirement Income Plan (the “RIP”) is a qualified defined benefit plan that provides monthly retirement benefits to eligible employees. On October 28, 2003, the Board of Directors approved amendments to the RIP which became effective on December 31, 2003. Effective January 1, 2004, no new non-union employees were eligible for participation in the RIP. Additionally, benefits under the RIP were “frozen”, meaning that they did not continue to accrue after December 31, 2003, for participants who did not meet specified age and service criteria. Certain participants were “grandfathered” and continued their participation in the RIP after December 31, 2003. (Grandfathered participants were those who, as of December 31, 2003, were either (a) age 45 with 20 years of continuous service or (b) age 50 with 5 years of continuous service.) Neither Mr. DeMand nor Mr. Jacko participated in the RIP. None of our other named executives met the criteria for continuation; therefore, their benefit accruals under the RIP discontinued as of January 1, 2004.

Qualified Defined Contribution Plan.  The Kennametal Thrift Plus Plan (“Thrift Plus Plan”) is a defined contribution plan that the company established to encourage investment and savings for eligible Kennametal employees and employees of certain subsidiaries. Eligible employees may elect to contribute a portion of their salary to the plans, and the company may match 50% of employee contributions up to 6 percent of base salary. Matching contributions can be in the form of cash or Kennametal stock. In March 2009, we temporarily suspended matching contributions under the Thrift Plus Plan.

Beginning January 1, 2004, for each employee whose benefit accrual under the RIP was frozen as of December 31, 2003, the company: (a) makes a contribution to the employee’s plan account in an amount equal to 3% of the employee’s eligible compensation (salary and, if applicable, bonus) (this contribution may be in the form of Kennametal stock or cash); and (b) may make an annual discretionary cash contribution of up to 3% of eligible compensation based on the company’s overall performance for the fiscal year. The employee contributions, company contributions, and earnings thereon are invested and ultimately paid out in accordance with elections made by the participant. See the 2009 Summary Compensation Table and accompanying notes for more information about company contributions to the named executives.

Non-Qualified Plans.  We maintain two non-qualified retirement plans for our executives. The Supplemental Executive Retirement Plan (“SERP”) provides for monthly payments for a participant’s lifetime. The amount of the monthly payment differs for each participant and is calculated using a formula based on the executive’s years of service and compensation (current base salary plus Prime Bonus awards averaged for the three most recent fiscal years). The calculated amount is then subject to reduction for primary Social Security benefits and for any benefit payable under the RIP (for executives who never participated in the RIP, or whose benefit was frozen under the RIP, a hypothetical pension offset is used). The SERP has been amended to assure that the retirement benefits provided under the SERP will not make up or protect participants from the financial impact of the reduction in retirement benefits payable through the RIP. Under the SERP, there is no right to payments if a participant leaves the company before age 56; beginning at age 56, benefits in the SERP vest 20% per year until the age of 60, when benefits become 100% vested.

In July 2006, the Compensation Committee replaced the SERP with the Executive Retirement Plan (“ERP”). Only those executives for whom vesting under the SERP had commenced as of December 31, 2006 continue to participate in the SERP. Executives who were not vested under the SERP (including Messrs. Cardoso, Simpkins, and Weismann) or who joined the company after July 2006 (including Messrs. Demand and Jacko) participate in the ERP.

The ERP provides a formula-based benefit that is payable on a lump sum basis. The amount of the benefit is based upon an executive’s accrued benefit percentage (which varies by age) and compensation (base salary together with Prime Bonus target awards averaged for the three most recent fiscal years). ERP benefits vest once an executive’s accrued benefit percentage reaches 150%. If an executive terminates employment prior to reaching age 62, then the accrued benefit percentage is reduced to reflect the accrued benefit percentage that was applicable to the executive 2 years prior to the date of termination.

EQUITY COMPENSATION PLANS

Following is a summary of the company’s equity compensation plans. Grant practices and related information are generally described in the “Compensation Discussion and Analysis” section of this proxy statement.

Kennametal Inc. Stock and Incentive Plan of 2002.  The Kennametal Inc. Stock and Incentive Plan of 2002, as amended (the “2002 Plan”), provides for the granting of nonstatutory and incentive stock options and certain share awards. The aggregate number of shares available for issuance under the 2002 Plan is 9,000,000. Under the 2002 Plan, the exercise price for a stock option award must not be less than the fair market value of our shares at the time the option is granted. Fair market value is determined by taking the average of the highest and lowest sales prices as quoted on the New York Stock Exchange — Composite Transactions reporting system for the last trading day prior to the grant date. Participants must pay the purchase price in full at the time of exercise. Payments may be made either in cash, by delivering shares of our capital stock (a stock swap), or by delivering a combination of shares and cash having an aggregate fair market value equal to the purchase price. All grants reflected in the “2009 Grants of Plan — Based Awards” table were made under the 2002 Plan.

Other Stock and Incentive Plans.  Each of the Kennametal Inc. Stock Option and Incentive Plan of 1992 (the “1992 Plan”), the Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”), and the Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”) were shareowner approved plans that provided for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”) was a non-shareowner approved plan that provided for the granting of nonstatutory stock options and certain share awards. The 1999 Stock Plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because at that time the NYSE permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances. Although options are still outstanding under the 1992 Plan, 1996 Plan, 1999 Plan and 1999 Stock Plan, no further grants may be made under these plans.

The Performance Bonus Stock Plan of 1995 (the “Bonus Stock Plan”) provided for the issuance of not more than 1,500,000 shares. The Bonus Stock Plan provided that certain performance-based bonus compensation plans for management and/or senior executives (each a “Management Performance Bonus Plan”) were eligible for participation in the Bonus Stock Plan. Up to and including bonuses for 2005, each participant in a Management Performance Bonus Plan was able to elect to receive common stock or stock credits in lieu of a cash bonus under the Bonus Stock Plan. Pursuant to the Bonus Stock Plan, any portion of a bonus paid in shares of common stock or in stock credits was increased by up to 25% of that value. Beginning with 2006, the opportunity to elect to receive shares of common stock and the 25% premium feature under the Bonus Stock Plan was discontinued.

The Directors Stock Incentive Plan, which is a non-shareowner approved plan, provides for the issuance of not more than 400,000 shares. The plan allows any non-employee director to elect to receive shares of our common stock in lieu of all or a portion of any Board or committee compensation that is not deferred pursuant to the Deferred Fee Plan and to receive stock credits for any compensation that is deferred.

The following table sets forth information about our equity compensation plans as of June 30, 2009.

Equity Compensation Plan Information

	Number of Securities to be		Number of Securities Remaining Available
	Issued Upon Exercise of	Weighted Average Exercise	for Future Issuance Under Equity
	Outstanding Options,	Price of Outstanding Options,	Compensation Plans
	Warrants and Rights	Warrants and Rights	(Excluding Securities Reflected in Column A)
Plan Category	A(1)	B(2)	C(3)

Equity compensation plans approved by shareowners(4)	3,110,015	$26.85	3,233,434 (5)
Equity compensation plans not approved by shareowners(6)	279,340	$15.93	139,106
TOTAL	3,389,355	$25.95	3,372,540

(1)	This column also includes stock credits issued under the Bonus Stock Plan and Directors Stock Incentive Plan.

(2)	The calculations of the weighted average exercise prices shown in this column do not include stock credits issued under the Bonus Stock Plan or the Directors Stock Incentive Plan.

(3)	No further grants may be made from: (i) the 1992 Plan; (ii) the 1996 Plan; (iii) the 1999 Plan; and (iv) the 1999 Stock Plan.

(4)	These plans consist of: (i) the 1992 Plan; (ii) the 1996 Plan; (iii) the 1999 Plan; (iv) the 2002 Plan; and (v) the Bonus Stock Plan.

(5)	The number of full value securities available for future issuance under the 2002 Plan, other than upon the exercise of options, warrants or rights, was 1,361,821 as of June 30, 2009.

(6)	The 1999 Stock Plan and Directors Stock Incentive Plan are non-shareowner approved plans. The number of securities available for future issuance under the Directors Stock Incentive Plan, other than upon the exercise of options, warrants or rights, was 139,106 as of June 30, 2009. There are no remaining shares to be issued under the 1999 Stock Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In certain circumstances, our Amended and Restated Officer’s Employment Agreement (the “Employment Agreement”) provides for post-termination payments to our named executives upon termination of employment and/or in the event of a change in control. The material provisions of the Employment Agreement are described in the “Compensation Discussion and Analysis” section of this proxy statement. Under the Employment Agreement, the amount a named executive would receive upon termination of his employment depends on the reason for his termination and whether the termination is in connection with a change in control. Our stock and incentive plans, the STEP, and certain of our retirement plans also include change in control provisions. The following discussion explains the effects of termination, both within and outside of the context of a change in control, under the Employment Agreement, our stock and incentive plans, the STEP, and our applicable retirement plans.

Termination of Employment — Outside of a Change-in-Control

Termination Provisions under the Employment Agreement

Select definitions.  The terms set forth below generally have the following meanings under the Employment Agreement and as used in this discussion:

“Change in Control” — means a change in control transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended. Transactions that would be deemed a Change in Control include:

•	A merger with any other corporation or entity other than one in which we own all of the outstanding equity interests;

•	A sale of all or substantially all of our assets; and

•	The acquisition of 25% or more of the outstanding shares of Kennametal or the voting power of the outstanding voting securities of Kennametal together with or followed by a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the acquisition or members whose election or nomination was approved by a majority of directors who were on the Board prior to the date of the acquisition.

“Cause” — generally means that the executive: (a) is guilty of malfeasance, willful misconduct or gross negligence in the performance his duties; or (b) has not made his services available to Kennametal on a full time basis; or (c) has breached the non-competition provisions of the Employment Agreement.

“Date of Termination” — generally means: (a) if executive’s employment is terminated due to his death or retirement, the date of death or retirement, respectively; or (b) if executive’s employment is terminated for any other reason, the date on which the termination becomes effective as stated in the written notice of termination given to or by the executive.

“Good Reason” — generally means the occurrence of any of the following at or after a Change-in-Control: (a) a material diminution of responsibilities; (b) a material reduction in base salary as in effect immediately prior to any Change-in-Control; (c) failure to provide comparable levels of incentive compensation; (d) a material reduction in benefit programs; (e) failure to obtain the assumption of the Employment Agreement by any successor company; (f) relocation to a facility more than 50 miles from present location; or (g) any purported termination of the executive by Kennametal, which is not for Cause.

Cash Severance.  We do not pay severance to any executive officer whose employment is terminated by us for Cause or who voluntarily terminates his employment. If we terminate a named executive’s employment prior to a change in control and without “Cause”, the named executive becomes entitled to the following:

•	For Mr. Cardoso — A continuation of base salary for up to 24 months as severance pay, in addition to all amounts due him at the Date of Termination. Severance amounts would be offset by any salary earned by Mr. Cardoso in the event he obtains other employment during the 24-month period.

•	For Messrs. DeMand, Jacko, Simpkins, and Weismann — A continuation of base salary for 12 months as severance pay, in addition to all amounts due him at the Date of Termination.

•	For all named executives —

•	Severance amounts are payable in accordance with our established payroll policies.

•	We may discontinue severance payments if we determine the executive has violated any provision of the Employment Agreement (including the three-year non-competition provision).

•	Executives are not entitled to severance under any other termination scenario outside of a change in control context.

Termination Provisions Under Our Equity Compensation Plans and Programs

We provide both equity-based (LTI and STEP) and cash-based (LTIP) long-term incentive awards for executives. (Please see the discussion in the “Compensation Discussion and Analysis” section for further details of these programs.) LTI awards are granted under the 2002 Plan; however, certain of our named executives have restricted stock or stock option awards that are outstanding under the 1999 Plan. STEP awards were also granted under the 2002 Plan, and are subject to additional provisions under the STEP Program Documents) (defined below). Both the 1999 Plan and the 2002 Plan allow for stock option awards and full share awards, among other types of awards. In addition, the 2002 Plan provides for cash-based awards.

1999 Plan — The 1999 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability: If employment is terminated as a result of death or disability, all unvested restricted stock awards and stock options become fully vested.

•	Retirement: Upon retirement, all unvested restricted stock awards become fully vested. Unvested stock options continue to vest and become exercisable in accordance with their original vesting schedule for a two-year period following termination. Any remaining unvested stock options are forfeited after the expiration of the two-year period.

•	Non-Competition Provisions in the 1999 Plan: The right to exercise a stock option or vest in any shares is conditioned on non-competition provisions during employment and for three years after employment ends. Further, if the named executive received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

2002 Plan — The 2002 Plan does not provide for additional benefits in the event of termination of employment except in the case of death, disability and retirement.

•	Death and Disability: If employment is terminated as a result of death or disability, the treatment of the unvested or unearned awards depends upon the specific provisions of the award agreements.

•	For Restricted Stock Awards and Stock Option Awards under the LTI — all unvested restricted stock awards and stock options become fully vested, with such options being exercisable for a period the lesser of three years or the remaining original option term.

•	For LTIP Awards — under the agreements issued under the 2002 Plan, LTIP awards (which are cash awards) become vested on a pro-rata percentage of the award and become immediately payable.

•	Retirement: If employment is terminated as a result of retirement, the treatment of the unvested or unearned awards depends upon the specific provisions of the award agreements.

•	For Restricted Stock Awards and Stock Option Awards under the LTI — all unvested restricted stock awards become fully vested. Unvested stock options continue to vest in accordance with their original vesting schedule for a two-year period following termination, with such options being exercisable for a period following termination of the lesser of three years or the remaining original option term. Any remaining unvested stock options are forfeited after the expiration of the two-year period.

•	For LTIP Awards — under the agreements issued under the 2002 Plan, LTIP awards become vested on a pro-rata percentage of the award, subject to final determination based upon achievement of the prescribed performance targets, and are payable at the end of the designated performance period.

•	Non-Competition Provisions in the 2002 Plan: Under the 2002 Plan, the right to exercise a stock option or vest in any restricted shares is conditioned on compliance with certain non-competition provisions during employment and for two years after employment ends. Further, if the named executive received or is entitled to the delivery or vesting of stock during the last 12 months of employment or during the 24 months following termination, the Board of Directors may require the executive to forfeit the shares if it deems the executive engaged in Injurious Conduct (as defined in the plan documents).

STEP — The STEP is a program under the 2002 Plan, but the program documents and award agreements (the “STEP Program Documents”) contain provisions that are unique to the STEP. Please see the “Compensation Discussion and Analysis” section for further discussion and details of the STEP. The STEP provides for certain benefits upon termination of employment due to death, disability, retirement and an involuntary termination without cause. (Treatment of the STEP awards in a change-in-control context is set forth in the discussion below under “Termination of Employment — in connection with a Change-In Control.”)

•	Death and Disability: Under the STEP Program Documents, any stock units that are earned or deemed to have been earned prior to the date of death or disability will be settled and paid in shares of company stock issued to the participant or the estate, as applicable, as soon as practicable after the date of termination.

•	Retirement: Under the STEP Program Documents, all stock units are cancelled and forfeited upon retirement, unless the Compensation Committee decides, in its discretion, that any stock units that have been earned prior to the date of retirement should be settled and paid to the participant. Any stock units that become payable due to the Committee’s exercise of discretion would be settled and paid in shares of company stock issued to the participant on the Payment Date (as defined in the STEP Program Documents).

•	Involuntary Termination Without Cause: Under the STEP Program Documents, any stock units that are earned prior to the date of an involuntary termination by the company without cause will be settled and paid in shares of company stock issued to the participant, as applicable, on the Payment Date.

•	Protective Covenant Provisions in the STEP: The STEP contains non-competition and non solicitation provisions that apply during the participant’s employment with the company and for a period of 18 months after employment ends. The STEP also contains provisions designed to protect the company’s confidential information and trade secrets. In any case, if the company determines that there has been a violation of a protective covenant under the STEP, the company must provide notice of the violation to the participant. Within ten days, the participant must pay the company an amount equal to all distributions that were made to the participant under the STEP.

If a participant in the STEP terminates his employment with the company for any other reason prior to the payment date (as defined in the STEP Program Documents), then he will forfeit any and all stock units he has earned.

Termination Provisions Under Certain of Our Retirement Plans

We maintain various retirement programs including the Retirement Income Plan (“RIP”), the Thrift Plus Plan (a 401(k) plan) (the “TPP”), the Supplemental Executive Retirement Plan (“SERP”) and the Executive Retirement Plan (“ERP”). (Please see the discussion of “Retirement Programs” in the “Compensation Discussion and Analysis” section for additional details regarding these retirement programs.) Not all executive officers participate in each plan. There are no additional benefits provided to the named executives in the event of a termination of employment prior to a Change in Control. The right to receive benefits under the SERP and ERP are conditioned on non-competition provisions described below.

•	SERP — The right to receive benefits under the SERP is conditioned on the executive not competing against us for as long as he is receiving payments under the SERP. If the Compensation Committee determines that a violation of the non-competition provision has occurred, and the violation is not corrected within the allotted time, the executive forfeits any right to future payments under the SERP.

•	ERP — Each of our named executives is an active participant in the ERP. The right to receive benefits under the ERP is conditioned on non-competition and non-solicitation provisions during employment and for the three-year period following termination. If the Compensation Committee determines that a violation of the provisions has occurred and the violation is not corrected within the allotted time, the executive forfeits any right to future payments under the ERP. The Committee is authorized to take legal action to recover benefits that have already been paid.

Termination of Employment — In Connection with a Change in Control

Termination Provisions under the Employment Agreement — Change-in-Control

Cash severance pay.  If a named executive’s employment is terminated upon a Change in Control or within three years after a Change in Control, either by the executive for Good Reason or by the employer other than for Cause or disability, the executive will receive in cash as severance pay an amount equal to the product of:

(i) the lesser of:

(x) 2 and eight tenths (2.8),

(y) a number equal to the number of calendar months remaining from the Date of Termination to the executive’s retirement date (defined in the Employment Agreement), divided by twelve (12), or

(z) a number equal to the product obtained by multiplying thirty-six (36) less the number of completed months after the date of the Change in Control during which the executive was employed and did not have Good Reason for termination, times one-twelfth (1/12)

times

(ii) the sum of (x) and (y) below:

(x) executive’s base salary at the annual rate in effect on the Date of Termination (or, at executive’s election, at the annual rate in effect on the first day of the calendar month immediately prior to Change-in-Control), plus

(y) the average of any bonuses which executive was entitled to or paid during the three most recent fiscal years ending prior to the Date of Termination or, if the executive is employed for less than one year, the target bonus for the year in which the termination occurred.

Continuation of medical and welfare benefits.  For a three-year period following the Date of Termination, the named executive will receive the same medical, dental, disability and group insurance benefits that he received at the Date of Termination.

•	To the extent that the benefits cannot be provided by law or plan provision, the company will make a payment to the executive equal to the difference between the amounts that would have been paid under the programs and the amount paid, if any, by the executive.

Partial excise tax gross-up.  The company will provide a payment adjustment if, due to excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executive’s net after-tax benefits are less than intended under the cash severance component described above.

•	This calculation is determined by assessing the total after-tax value of all benefits provided upon a Change in Control. To the extent that the after-tax benefit is less than the cash severance payment, an additional payment is made to the executive that will permit the executive to receive the full intended benefit of the cash severance pay, as determined on an after-tax basis.

Termination Provisions Under Our Equity Compensation Plans and Programs — Change-in-Control

Equity-based and other cash-based long-term incentive awards.  The following provisions apply to previously granted and outstanding awards in the event of a Change in Control.

1999 Plan — All options immediately vest and become exercisable in full upon the Change in Control. If an executive ceases to be employed within one-year following a Change in Control, then any outstanding options may only be exercised within three months after the Termination Date (or until the expiration date of the option, if earlier). All unvested restricted stock awards immediately vest.

2002 Plan — Unless the Board determines otherwise by resolution, all options immediately vest and become exercisable in full upon the Change in Control. Options held by an executive who is terminated for any reason during the two years following a Change in Control may be exercised at any time within the three-month period following the Termination Date (regardless of the expiration date of the option). All restricted stock awards and cash-based awards that have not previously vested will vest and all restrictions on those awards will lapse upon a Change in Control. Cash awards are paid at target value. Restricted stock and cash-based awards held by an executive who is terminated for any reason during the two years following a Change in Control will automatically vest and all restrictions will lapse.

STEP — any stock units that are earned based upon measurement dates that fall on or prior to the closing date of a Change in Control transaction will be settled and paid in shares of company stock issued to the participant on the closing date of the Change in Control transaction.

Termination Provisions Under Our Retirement Plans — Change-in-Control

The benefits under the TPP, SERP and ERP are impacted in the event of a Change in Control as described below.

SERP and ERP — Each executive who is an employee at the time of a Change in Control will become 100% vested in the SERP and ERP plans, as applicable. Each executive who is actively participating in the SERP at the time of a Change in Control will receive up to three years of additional credit for purposes of computing benefits under the SERP (including any offsets under the SERP for RIP benefits regardless of whether the RIP benefit is actually paid under the RIP or paid on a non-qualified basis). Receipt of the SERP and ERP benefits are conditioned upon compliance with the non-competition provisions described above.

TPP — The terms of the Employment Agreement provide that each executive will receive three years of additional credit for purposes of computing the amount of the company match that would have been provided under the TPP assuming the executive had contributed the maximum allowable elective deferral for such years and provided the executive is actively participating in the TPP at the time of a Change in Control. The annual company match is equal to 50% of the first 6% of eligible compensation deferred by a participant. Additionally, each executive will receive three years of additional credit for purposes of computing a basic contribution of 3% of eligible compensation for such years provided the executive is actively participating in the TPP (and not grandfathered under the RIP) at the time of a Change in Control. The company may also contribute up to an additional 3% of compensation to executives at the discretion of the Board of Directors.

The following tables detail the potential payments and benefits to which the named executives would have been entitled under each termination of employment and change in control scenario as at June 30, 2009.

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
Carlos M. Cardoso	Not For Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	1,720,000	—	—	—	4,117,855	—
Stock Options (Unvested)(2)	—	—	—	—	—	—
Restricted Stock (Unvested)(3)	—	1,773,632	1,773,632	—	1,773,632	1,773,632
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	168,245	168,245	—	168,245	168,245
LTIP Cash Award FY 2008 — 2010 Cycle (Unvested)(4)	—	1,100,000	1,100,000	—	1,100,000	1,100,000
LTIP Cash Award FY 2009 — 2011 Cycle (Unvested)(4)	—	1,100,000	1,100,000	—	1,100,000	1,100,000
SERP / ERP(5)	—	—	—	—	1,246,319	1,926,927
Thrift Plan Contributions(6)	—	—	—	—	31,665	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	63,136	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
STEP(9)	—	—	—	—	—	—
Subtotals	1,720,000	4,641,877	4,141,877	—	9,600,853	6,068,804
Excise Tax and Gross-up(10)	—	—	—	—	—	—
Totals	1,720,000	4,641,877	4,141,877	—	9,600,853	6,068,804

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
Frank P. Simpkins	Not For Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	438,000	—	—	—	1,764,933	—
Stock Options (Unvested)(2)	—	—	—	—	—	—
Restricted Stock (Unvested)(3)	—	243,989	243,989	—	243,989	243,989
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	19,355	19,355	—	19,355	19,355
LTIP Cash Award FY 2008 — 2010 Cycle (Unvested)(4)	—	400,000	400,000	—	400,000	400,000
LTIP Cash Award FY 2009 — 2011 Cycle (Unvested)(4)	—	400,000	400,000	—	400,000	400,000
SERP / ERP(5)	—	—	—	—	666,095	832,617
Thrift Plan Contributions(6)	—	—	—	—	30,512	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	46,848	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
STEP(9)	—	—	—	—	—	—
Subtotals	438,000	1,563,343	1,063,343	—	3,571,731	1,895,960
Excise Tax and Gross-up(10)	—	—	—	—	—	—
Totals	438,000	1,563,343	1,063,343	—	3,571,731	1,895,960

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
Paul J. DeMand	Not For Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	550,000	—	—	—	1,925,000	—
Stock Options (Unvested)(2)	—	—	—	—	—	—
Restricted Stock (Unvested)(3)	—	212,994	212,994	—	212,994	212,994
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	—	—	—	—	—
LTIP Cash Award FY 2008 — 2010 Cycle (Unvested)(4)	—	—	—	—	—	—
LTIP Cash Award FY 2009 — 2011 Cycle (Unvested)(4)	—	400,000	400,000	—	400,000	400,000
SERP / ERP(5)	—	—	—	—	—	106,312
Thrift Plan Contributions(6)	—	—	—	—	62,216	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	56,651	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
STEP(9)	—	—	—	—	—	—
Subtotals	550,000	1,112,994	612,994	—	2,656,862	719,306
Excise Tax and Gross-up(10)	—	—	—	—	—	—
Totals	550,000	1,112,994	612,994	—	2,656,862	719,306

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
Gary W. Weismann	Not For Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	371,000	—	—	—	1,358,000	—
Stock Options (Unvested)(2)	—	—	—	—	—	—
Restricted Stock (Unvested)(3)	—	136,868	136,868	—	136,868	136,868
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	25,300	25,300	—	25,300	25,300
LTIP Cash Award FY 2008 — 2010 Cycle (Unvested)(4)	—	275,000	275,000	—	275,000	275,000
LTIP Cash Award FY 2009 — 2011 Cycle (Unvested)(4)	—	275,000	275,000	—	275,000	275,000
SERP / ERP(5)	—	—	—	—	—	282,705
Thrift Plan Contributions(6)	—	—	—	—	27,397	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	49,270	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
STEP(9)	—	—	—	—	—	—
Subtotals	371,000	1,212,168	712,168	—	2,146,835	994,873
Excise Tax and Gross-up(10)	—	—	—	—	—	—
Totals	371,000	1,212,168	712,168	—	2,146,835	994,873

	Non-Change in Control				Change in Control
					Involuntary
					Not for Cause
					Termination of
	Involuntary				Employment by
John H. Jacko, Jr.	Not For Cause				Company or by	Without
Named Executive Officer	Termination of				Executive for	Termination of
Payments and Benefits	Employment	Death	Disability	Retirement	Good Reason	Employment

Severance(1)	344,500	—	—	—	1,164,333	—
Stock Options (Unvested)(2)	—	—	—	—	—	—
Restricted Stock (Unvested)(3)	—	252,054	252,054	—	252,054	252,054
LTIP Cash Award FY 2007 — 2009 Cycle (Unvested)(4)	—	—	—	—	—	—
LTIP Cash Award FY 2008 — 2010 Cycle (Unvested)(4)	—	162,500	162,500	—	162,500	162,500
LTIP Cash Award FY 2009 — 2011 Cycle (Unvested)(4)	—	325,000	325,000	—	325,000	325,000
SERP / ERP(5)	—	—	—	—	243,207	—
Thrift Plan Contributions(6)	—	—	—	—	29,311	—
Health & Welfare Benefits Continuation(7)	—	—	—	—	56,191	—
Life Insurance Proceeds(8)	—	500,000	—	—	—	—
STEP(9)	—	—	—	—	—	—
Subtotals	344,500	1,239,554	739,554	—	2,232,597	739,554
Excise Tax and Gross-up(10)	—	—	—	—	—	—
Totals	344,500	1,239,554	739,554	—	2,232,597	739,554

Footnotes to “Potential Payments upon Termination or Change-In-Control” Tables

(1)	For purposes of these calculations, upon involuntary, not for Cause termination or termination by the named executive for Good Reason following a Change in Control, each named executive is assumed to receive the maximum severance payable under the provisions of his Employment Agreement (24 months for Mr. Cardoso, 12 months for each other named executive).

(2)	The named executives would not receive accelerated vesting upon retirement under the 1999 and 2002 plans (referred to in these footnotes as the “Plans”) until they become retirement eligible. The incremental value shown above for each stock option subject to accelerated vesting is calculated based on the difference between the fair market value of the stock price on June 30, 2009 (the last day of fiscal year 2009) and the exercise price set at the date of grant.

(3)	The named executives would not receive accelerated vesting upon retirement under the Plans until they become retirement eligible. The incremental value shown above for each restricted stock award subject to accelerated vesting is calculated based on the fair market value of the stock price on June 30, 2009.

(4)	All LTIP awards immediately vest upon Change in Control, death, disability and retirement under the 2002 Plan. The named executives would not receive accelerated vesting upon retirement under the Plans until they become retirement eligible. The incremental value shown above for each LTIP award subject to accelerated vesting is calculated based on the target performance payout for the fiscal year.

(5)	In a Change in Control context, executives covered under the SERP (none of our named executives for 2009): (i) receive accelerated vesting of benefits under the SERP, and (ii) three (3) additional years of continuous service are provided under the Employment Agreement for purposes of calculating benefits that would be received upon involuntary, not for Cause termination or upon termination by the executive for Good Reason. Outside of the Change in Control context, no accelerated vesting under the SERP or incremental benefit accruals are provided upon any termination event. In a Change of Control context, executives covered under the ERP (each of our named executives for 2009) receive accelerated vesting of benefits under the ERP, but no additional continuous service credits under any termination scenario. In any circumstance (regardless of whether a Change in Control has occurred), if the named executive’s employment is voluntarily or involuntarily terminated prior to attainment of age 62, then the ERP provides that the executive forfeits the last 24 months of credited service under the plan. This forfeiture does not apply to terminations upon death or disability.

(6)	Following a Change in Control, the Employment Agreement provides that basic and matching contributions under the TPP will continue for a three (3) year period in the case of an involuntary, not for Cause termination or a termination by the executive for Good Reason. To the extent that the terms and conditions under the TPP would not allow these continued contributions, a payment to the executive in an amount equal to the calculated benefit would be made. The TPP basic contributions are calculated based on the maximum eligible compensation allowable under a qualified plan for the fiscal year multiplied by 3%. The TPP matching contributions are calculated based on the maximum eligible compensation allowable under a qualified plan for the fiscal year multiplied by 3% i.e., match of 50% of first 6% of eligible compensation. A discretionary contribution of up to 3% of maximum compensation may also be awarded under the TPP; however, no amount for such contribution is included in this disclosure.

(7)	Following a Change in Control, these benefits consist of continued medical, dental, group term life and long term disability benefits for three (3) years upon involuntary, not for Cause termination or upon termination by the executive for Good Reason.

(8)	We secure a life insurance policy for each of our executive officers with a face value death benefit of $500,000 payable to the executive’s beneficiary upon the executive’s death.

(9)	Under the STEP, the death and Disability provisions provide that the named executives are entitled to 50% of the shares granted pro rated for the completed portion of the performance period. For fiscal years ending in 2009 and later, amounts may be payable for other types of employment termination events.

(10)	These payments are only payable in the case that the executive’s payments following a Change in Control result in excess parachute payments under IRC Section 280G. The Employment Agreement provides that any excise tax and gross up payments will equal only that amount required to assure that the executive receives payment at least equal to the expected severance payment without the executive incurring golden parachute excise tax out of pocket. The estimated calculations incorporate the following tax rates: 280G excise tax rate of 20 percent, a statutory 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 3.07 percent state income tax rate.

OWNERSHIP OF CAPITAL STOCK BY
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth beneficial ownership information as of August 15, 2009 for our directors, nominees, named executives and all directors and executive officers as a group.

					Total Beneficial
	Amount of				Ownership and
	Beneficial	Stock		Restricted	Stock Credits
Name of Beneficial Owner	Ownership(1)(2)	Credits(3)	Stock Units(4)	Stock Units(5)	and Units

Ronald M. DeFeo	85,865	13,624	—	1,863	101,352
Philip A. Dur	32,555	—	—	1,863	34,418
A. Peter Held	75,065	11,188	—	1,863	88,116
Timothy R. McLevish	54,437	1,863	—	—	56,300
William R. Newlin	205,091	98,559	—	1,863	305,513
Lawrence W. Stranghoener	65,247	16,323	—	—	81,570
Steven H. Wunning	32,739	10,558	—	1,863	45,160
Larry D. Yost	84,493	28,748	—	—	113,241
Carlos M. Cardoso	501,137	17,054	383,240	20,484	921,915
Frank P. Simpkins	95,345	—	63,874	7,449	166,668
Paul J. DeMand	17,001	—	63,874	7,449	88,324
Gary W. Weismann	53,344	—	63,874	7,449	124,667
John H. Jacko, Jr.	48,796	—	44,712	3,026	96,534
Directors and Executive Officers as a Group (21 persons)	1,625,782	222,984	823,970	73,282	2,746,018

(1)	No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially owned 2% of the total shares outstanding as of August 15, 2009. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2)	In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: Mr. DeFeo, 73,999; Mr. Dur, 27,999; Mr. Held, 58,199; Mr. McLevish, 40,999; Mr. Newlin, 129,999; Mr. Stranghoener, 58,999; Mr. Wunning, 31,999, Mr. Yost, 83,999; Mr. Cardoso, 323,806; Mr. DeMand, 6,085; Mr. Jacko, 30,694; Mr. Simpkins, 54,753; and Mr. Weismann, 25,003. Additionally, the figures shown in this column include unvested restricted stock shares over which the director or officer has sole voting power but no investment power as follows: Mr. DeFeo, 342; Mr. Dur, 1,244; Mr. Held, 1,244; Mr. Newlin, 1,244; and Mr. Stranghoener, 1,244; Mr. Cardoso, 75,435; Mr. DeMand, 9,754; Mr. Jacko, 11,628; Mr. Simpkins, 9,878; and Mr. Weismann, 4,523.

(3)	This column represents shares of common stock to which the individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan, the Prime Bonus Plan or its predecessor, the Performance Bonus Stock Plan, or the Stock and Incentive Plan of 2002.

(4)	This column represents stock units that were awarded to the named executives under the STEP.

(5)	This column represents restricted stock units that were awarded to the named executives or directors under the Stock and Incentive Plan of 2002. Holders of restricted stock units have neither voting power nor investment power over the units, however, we include them in ownership calculations for internal purposes and they count towards the satisfaction of ownership requirements under our Stock Ownership Guidelines.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of our outstanding capital stock based upon information that was publicly available as of August 15, 2009.

	Number of
	Shares of
	Common
	Stock	Percent of
Name and Address of	Beneficially	Outstanding
Beneficial Owner	Owned(1)	Capital Stock(1)

Royce & Associates, LLC(2) 745 Fifth Avenue New York, NY 10151-0099	5,930,075	7.39
Lord Abbett & Co., LLC(3) 90 Hudson Street Jersey City, NJ 07302-3973	4,372,172	5.45

(1)	As reported by the holder in the most recent Form 13F filing with the Securities Exchange Commission.

(2)	Royce & Associates, LLC has sole voting and investment power with respect to its holdings.

(3)	Lord Abbett & Co., LLC has sole investment power with respect to 4,031,672 shares and disclaims voting power over 340,500 shares.

FORM 10-K ANNUAL REPORT TO THE
SECURITIES AND EXCHANGE COMMISSION

Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 as filed with the SEC were mailed to shareowners with this proxy statement. Copies of all company filings with the SEC are available on our website at www.kennametal.com under the “Investor Relations” tab. A shareowner may obtain a paper copy of this proxy statement, the Annual Report, or any other filing with the SEC without charge by writing to: Director of Investor Relations, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Securities and Exchange Commission rules, our directors, executive officers and owners of more than 10% of our stock are required to file with the SEC reports of holdings and changes in beneficial ownership of Kennametal stock on Forms 3, 4 and 5. SEC regulations also require our directors, executive officers and greater than ten percent (10%) shareowners to furnish us with copies of all Forms 3, 4 and 5 they file. We routinely provide information and support to our directors and executive officers to assist with the preparation of Forms 4. We have reviewed copies of reports provided to us, as well as other records and information. Based on that review, we concluded that all reports were timely filed for 2009 with the following two exceptions: (i) due to an administrative error, Mr. Weismann and Mr. Philip H. Weihl each filed one Form 4 reporting the vesting of restricted stock and related share withholding one day late, and (ii) Mr. DeFeo elected to receive the cash compensation he earned for service on the Board during calendar 2008 in shares of Kennametal stock. Due to a miscommunication within the company relating to his election, Forms 4 relating to his receipt of stock in February and May 2008 were not filed until September 2008.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

Kennametal Inc
INTERNET
http://www.proxyvoting.com/kmt
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

56708
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

		VOTE FOR all	WITHHOLD
		nominees listed	AUTHORITY
		(except as marked	to vote FOR ALL
		to the contrary).	NOMINEES listed.	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

I.	ELECTION OF THREE DIRECTORS FOR TERMS TO EXPIRE IN 2012:	☐	☐	☐	II.	RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010.	☐	☐	☐
Nominees:

01 Ronald M. DeFeo 02 William R. Newlin 03 Lawrence W. Stranghoener
This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I and FOR the ratification of the selection of the independent registered public accounting firm in Item II. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.

(INSTRUCTIONS: To withhold authority to vote for ANY INDIVIDUAL NOMINEE, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change	☐
or Comments SEE REVERSE

Signature	Signature	Date

SIGN EXACTLY AS ADDRESSED, BUT IF EXECUTED FOR A CORPORATION, MINOR, ETC., SIGN THAT NAME AND SIGNATURE AND CAPACITY OF AUTHORIZED SIGNITORE.

You can now access your Kennametal Inc. account online.
Access your Kennametal Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Kennametal Inc., now makes it easy and convenient to get current information on your shareowner account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareowners. The Proxy Statement and the 2008 Annual Report to Shareowners are available at: http://bnymellon.mobular.net/bnymellon/kmt
FOLD AND DETACH HERE

PROXY	KENNAMETAL INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE CORPORATION
       You, the undersigned shareowner, appoint each of Carlos M. Cardoso, William R. Newlin and Larry D. Yost your attorney and proxy, with full power of substitution, on your behalf and with all powers that you would possess if personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement), to vote all shares of Kennametal Inc. common stock that you would be entitled to vote at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 27, 2009 at 2:00 p.m. (Eastern Time), and at any adjournments thereof. The shares represented by this proxy shall be voted as instructed by you. If you do not otherwise specify, your shares (other than shares held in your Kennametal Inc. 401(k) account, which will be voted by the plan trustee based on your instructions) will be voted in accordance with the recommendations of the Board of Directors, as follows:
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I AND FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM II.
If you have shares of Kennametal Inc. common stock in your Kennametal Inc. 401(k) account, you must provide voting instructions to the plan trustee with this proxy or by internet or telephone no later than Thursday, October 22, 2009 in order for such shares to be voted. Your voting instructions will be held in confidence

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

56708